Exhibit 10.85

Execution Version

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
INTUIT INC.,

DIGITAL INSIGHT CORPORATION,

FANDANGO HOLDINGS CORPORATION,
AND

FANDANGO MERGER CORP.

July 31, 2013

TABLE OF CONTENTS
Page

ARTICLE 1. Definitions	1

Section 1.01	Definitions 2

Section 1.02	Definitional and Interpretative Provisions 10

ARTICLE 2. Description of the Transaction	11

Section 2.01	The Merger 12

Section 2.02	Effect of the Merger 12

Section 2.03	Closing 12

Section 2.04	Effective Time 12

Section 2.05	Certificate of Incorporation and Bylaws; Directors and Officers 12

Section 2.06	Conversion of Shares 12

Section 2.07	Further Action 13

ARTICLE 3. Representations and Warranties of Indigo	13

Section 3.01	Corporate Existence and Power 13

Section 3.02	Corporate Authorization 13

Section 3.03	Governmental Authorization 14

Section 3.04	Non-contravention 14

Section 3.05	Capitalization; Subsidiaries; Indebtedness; Transaction Expenses 15

Section 3.06	Financial Statements; Accounts Receivable and Payable 15

Section 3.07	Absence of Certain Changes 16

Section 3.08	No Undisclosed Liabilities 17

Section 3.09	Material Contracts 18

Section 3.10	Compliance with Applicable Laws; Licenses and Permits 19

Section 3.11	Litigation 20

Section 3.12	Real Property 20

Section 3.13	Properties. 20

Section 3.14	Intellectual Property 21

Section 3.15	Significant Customers; Significant Providers 23

Section 3.16	Tax Matters 24

Section 3.17	Employees and Employee Benefit Plans 25

Section 3.18	Environmental Matters 26

Section 3.19	Finders' Fees 26

Section 3.20	Certain Transactions 27

Section 3.21	No Other Representations and Warranties 27

ARTICLE 4. Representations and Warranties of Parent and Merger Sub	27

Section 4.01	Corporate Existence and Power 27

Section 4.02	Corporate Authorization 27

Section 4.03	Governmental Authorization 27

Section 4.04	Non-contravention 28

Section 4.05    Financial Capability                            28

Section 4.06	Finders' Fees 29

Section 4.07	Due Diligence Investigation 29

ARTICLE 5. Covenants of Indigo and the Company	29

Section 5.01	Conduct of the Company 29

Section 5.02	Stockholder Approval 31

Section 5.03	No Solicitation; Other Offers 31

Section 5.04	Access to Information 32

Section 5.05	Cooperation with Audit. 32

Section 5.06	Notices of Certain Events 33

Section 5.07	Intracompany Arrangements 33

Section 5.08	Minimum Cash. 33

ARTICLE 6. Additional Covenants of the Parties	33

Section 6.01	Appropriate Action; Consents; Filings 33

Section 6.02	Confidentiality; Public Announcements. 34

Section 6.03	Access to Records and Personnel. 35

Section 6.04	Employee Matters 37

Section 6.05	Contribution of Assets and Liabilities 39

Section 6.06	Financing 39

Section 6.07	Non-Compete 41

Section 6.08	Deletion of Code 43

Section 6.09	India Matters. 43

ARTICLE 7. Tax Matters	43

Section 7.01	Indigo's Consolidated Tax Returns 43

Section 7.02	Other Tax Returns 43

Section 7.03	Cooperation on Tax Matters 44

Section 7.04	Tax Refunds 44

Section 7.05	Transfer Taxes 44

Section 7.06	Certain Conduct 44

Section 7.07	Tax Sharing Agreements 44

Section 7.08	Waiver of Loss Carrybacks 44

ARTICLE 8. Conditions to the Merger	45

Section 8.01	Conditions to the Obligations of Each Party 45

Section 8.02	Conditions to the Obligations of Parent and Merger Sub 45

Section 8.03	Conditions to the Obligations of Indigo and the Company 46

ARTICLE 9. Termination	47

Section 9.01	Termination 47

Section 9.02	Effect of Termination 48

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ARTICLE 10. Miscellaneous                                    49

Section 10.01	Non-Survival of Representations and Warranties 49

Section 10.02	Notices 49

Section 10.03	Remedies; Specific Performance. 50

Section 10.04	Amendments and Waivers 52

Section 10.05	Expenses; Indebtedness 53

Section 10.06	Binding Effect; Benefit; Assignment 53

Section 10.07	Governing Law 53

Section 10.08	Jurisdiction 53

Section 10.09	Waiver of Jury Trial 54

Section 10.10	Counterparts; Effectiveness 54

Section 10.11	Entire Agreement 54

Section 10.12	Further Assurances 54

Section 10.13	Severability 54

Section 10.14	Time is of the Essence 55

Exhibits
Exhibit A    Form of Certificate of Merger
Exhibit B    Form of Asset Transfer Agreement
Exhibit C    Form of Transition Services Agreement
Exhibit D    Form of License Agreement
Exhibit E    Form of FIRPTA Certificate
Exhibit     F    Form of India Asset Transfer Agreement

Schedules

Schedule 1.01(a)    Certain Assets Contributed to the Company
Schedule 1.01(b)    Certain Liabilities Contributed to the Company
Schedule 1.01(c)*    Business Employees
Schedule 1.01(d)    Excluded Products
Schedule 1.01(e)    Products

Disclosure Schedule

* Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of this schedule or appendix to the Commission upon request.

iii

AGREEMENT AND PLAN OF MERGER
THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 31, 2013, is entered into by and among Intuit Inc., a Delaware corporation (“Indigo”), Digital Insight Corporation, a Delaware corporation (the “Company”), Fandango Holdings Corporation, a Delaware corporation (“Parent”), and Fandango Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, Indigo, the Company, the Parent and Merger Sub, are parties to an Agreement and Plan of Merger, dated as of July 1, 2013 (the “Original Merger Agreement”);
WHEREAS, the parties are entering into this Agreement to amend and restate the Original Merger Agreement to, among other things, implement changes necessitated by certain India Matters;
WHEREAS, by executing this Agreement, for purposes of Section 10.04 of the Original Merger Agreement, the parties hereby agree and consent to the amendment and restatement of the Original Merger Agreement;
WHEREAS, Indigo is the sole stockholder of the Company.
WHEREAS, the board of directors of Parent (the “Parent Board of Directors”), the board of directors of Merger Sub (the “Merger Sub Board of Directors”), the board of directors of the Company (the “Company Board of Directors”) and the board of directors of Indigo (the “Indigo Board of Directors”) deem it advisable and in the best interests of each corporation and its respective stockholders that Parent, Merger Sub and the Company engage in a business combination transaction as contemplated by this Agreement.
WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as a wholly owned subsidiary of Parent.
WHEREAS, the Original Merger Agreement has been approved by the Parent Board of Directors, Merger Sub Board of Directors, Company Board of Directors and the Indigo Board of Directors.
WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, and as a condition of the willingness of the Company to enter into this Original Merger Agreement, Thoma Bravo Fund X, L.P., a Delaware limited partnership (the “Guarantor”), has entered into a guarantee with Indigo (the “Guarantee”) pursuant to which the Guarantor guaranteed certain obligations of Parent and Merger Sub in connection with the Original Merger Agreement.
AGREEMENT
NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE 1.
DEFINITIONS

Section 1.01    Definitions

(a)As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means any offer, proposal or inquiry relating to, or any Person's indication of interest in an Acquisition Transaction.
“Acquisition Transaction” means, other than the transactions contemplated by this Agreement, (i) the sale, license, disposition or acquisition of all or a material portion of the Business or the assets owned by the Company, (ii) the issuance, disposition or acquisition of (a) any capital stock or other equity security of the Company, (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of the Company or (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or (iii) any merger, consolidation, business combination, reorganization or similar transaction involving the Company. Notwithstanding the generality of the foregoing, no business combination involving the acquisition by any Person or “group” (as defined under the Exchange Act) of Persons in one or a series of related transactions of a majority of the outstanding capital stock of Indigo (and not the Company), whether by way of merger, consolidation, tender offer or otherwise shall constitute an Acquisition Transaction.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.
“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law (including common law), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, bylaw, standard, policy, official guidance or other similar requirement enacted, adopted, issued, promulgated or applied by a Governmental Authority or Card Association that is binding upon or applicable to such Person.
“Assets Contributed to the Company” means the assets described on Schedule 1.01(a).
“Business” means the Intuit Financial Services business as conducted by Indigo and the Company as of the date of this Agreement, that consists of the development, design, marketing, promotion, sale, implementation, customization, hosting, maintenance and support of the Products. For the avoidance of doubt, the Business does not include the development, design, marketing, promotion, sale, implementation, customization, hosting, maintenance and support of the Excluded Products.
“Business Contract” means (i) any Contract to which the Company is a party or (ii) any Contract relating to the Business to which Indigo or any of its Subsidiaries is a party that is an Asset Contributed to the Company.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Business Employees” means those employees of Indigo or one of its Subsidiaries providing services related to the Business whose names are set forth on Schedule 1.01(c) and each other employee of Indigo or one of its Subsidiaries providing services related to the Business who Parent and Indigo mutually agree in writing on or prior to the Closing Date constitutes a Business Employee.
“Card Association” means VISA International, Inc. and VISA U.S.A., Inc., MasterCard International, Inc., Discover Financial Services, LLC, American Express, Diners Club, Voyager, Carte Blanche and any other payment card association, debit card network or similar entity having clearing or oversight responsibilities.
“Card Association Rules” means the rules, regulations, standards, policies, manuals, and procedures of the Card Associations, including, with respect to the processing of credit card information, the Payment Card Industry Data Security Standards (PCI-DSS).
“Claim” means all claims, rights, demands, causes of action and any claims for indemnification, contribution, exculpation or subrogation, whether based on any Applicable Law or any Contract of any kind, nature and/or description, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Applicable Law.
“Code” means the Internal Revenue Code of 1986.
“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letter.
“Company Common Stock” means the common stock, $0.001 par value, of the Company.
“Company IP” means all Intellectual Property Rights and Technology owned by the Company or that is IP Contributed to the Company.
“Company Software” means Company IP that consists of software code.
“Competition Law” any merger control law or regulation that is applicable to the transactions contemplated by this Agreement.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).
“Contract” means any legally binding contract, subcontract, agreement, indenture, note, bond, debenture, loan, license, instrument, lease, sublease, commitment, option, warrant, purchase order, license, sublicense or other arrangement, whether oral or written.
“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, between Parent and Jefferies Finance LLC (the “Commitment Party”), as amended, supplemented or replaced in compliance with this Agreement or as required by Section 6.06 following a Financing Failure Event pursuant to which the financial institutions party thereto have agreed, subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby, including the Merger Consideration.
“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing.
“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing or alternative debt financings in connection with the transactions contemplated by this Agreement, including the parties that delivered the Debt Commitment Letter and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their former, current or future affiliates and each of their former, current or future officers, directors, employees, equity holders, members, managers, general or limited partners, controlling parties, advisors, agents and representatives of any of the foregoing and any successors and assigns of any of the foregoing.
“Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by Indigo to Parent.
“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, pollution, protection of the environment or to Hazardous Substances.
“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business or the occupancy of the Business Real Property.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) which, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Equity Commitment Letter” means the equity financing commitment letter, dated as of the date hereof, between Parent and Thoma Bravo X, L.P., a Delaware limited partnership (“Sponsor”), pursuant to which the Sponsor has committed, subject only to the applicable Financing Conditions, to invest or cause to be invested in the equity capital of Parent the amount set forth therein for the purposes of financing the transactions contemplated hereby, including the Merger Consideration.
“Equity Financing” means the equity financing incurred or to be incurred pursuant to the Equity Commitment Letter.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Products” means the list of product offerings that are not part of the Business and set forth on Schedule 1.01(d).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.“Financing” means the Equity Financing and the Debt Financing.
“Financing Conditions” means (a) with respect to the Debt Financing, the conditions precedent expressly set forth in Section 3 of the Debt Commitment Letter, on Exhibit A and Exhibit B of the Debt Commitment Letter under the heading “Conditions Precedent to Initial Borrowing” and on Exhibit C to the Debt Commitment Letter, and (b) with respect to the Equity Financing, the conditions precedent to

Parent's and Merger Sub's obligations to consummate the Merger set forth in the Equity Commitment Letter.
“Financing Failure Event” means any of the following (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, (b) for any reason, all or any portion of the Financing becoming unavailable, (c) a breach or repudiation or threatened or anticipated breach or repudiation by any party to the Commitment Letters, or (d) any party to a Debt Commitment Letter or any Affiliate or agent of such Person shall allege in writing that any of the events set forth in clauses (a) through (c) has occurred.
“Fundamental Representations” means the representations and warranties set forth in Sections 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization), 3.05 (Capitalization; Subsidiaries; Indebtedness; Transaction Expenses), 3.19 (Finders' Fees), 3.20 (Certain Transactions).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, or (iii) governmental or quasi‑governmental authority of any nature (including any governmental division, regulatory authority, association, council or bureau, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal).
“Group Tax Returns” means any Tax Returns of the Company that have historically been prepared and filed on an affiliated, consolidated, unitary or combined basis that include Indigo (or its Subsidiaries other than the Company).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated under, or subject to imposition of liability under, any Environmental Law.
“Indebtedness” shall mean any of the following liabilities: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) liabilities under or in connection with letters of credit or bankers' acceptances or similar items (in each case whether or not drawn, contingent or otherwise), (iv) liabilities related to the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business (including deferred purchase price, “earn-out” or similar liabilities related to prior acquisitions), (v) liabilities arising from cash/book overdrafts, (vi) liabilities under capitalized leases, (vii) liabilities under conditional sale or other title retention agreements, (viii) liabilities with respect to vendor advances or any other advances, (ix) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (xii) liabilities with respect to deferred compensation for services, (xiii) liabilities or obligations for severance, change of control payments, stay bonuses, retention bonuses, success bonuses, and other bonuses and similar liabilities and (xiv) indebtedness of others guaranteed by the Company or secured by any Liens (other than Permitted Liens) on the assets of the Company.
“Intellectual Property Rights” means: (i) all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, trade dress, corporate names, logos, slogans, all service marks, service mark registrations and renewals thereof, service mark rights, and all registrations and applications to register any of the foregoing, together with the goodwill associated with each of the foregoing, (ii) all issued patents, patent rights, and patent applications, (iii) all registered and unregistered copyrights, copyrightable works, copyright registrations, renewals thereof, and applications to register the same, (iv) all Internet domain names and Internet websites and the content thereof, (v) all confidential and proprietary information, including trade secrets, know how, inventions, invention disclosures (whether or not patentable and whether or not reduced to practice), inventor rights, reports, quality records, engineering notebooks, models, processes, procedures, drawings, specifications, designs, ingredient or component lists, formulae, plans, proposals, technical data, financial, marketing, customer and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (vi) all other intellectual property.
“IP Contributed to the Company” means Technology and Intellectual Property Rights owned by Indigo prior to the Closing that are Assets Contributed to the Company.
“IT System” means the communications networks, data centers, information technology infrastructure and assets and all applicable hardware, Software and systems used in connection therewith used by the Company or Indigo in the operation of the Business.
“Knowledge” means the actual knowledge of each of CeCe Morkan, Paul Johnson, Russell Lester, Jeremy Holland, Jose Mariano Resendiz, Spencer Fong, Dion Shelton, Jeff Hank, Matt George, Karen Sheehan, and Keith Olson.
“Liabilities Contributed to the Company” means the liabilities described on Schedule 1.01(b).
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to (A) the Business; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Business is conducted, (ii) conditions affecting the industries in which the Business is operated or participates, (iii) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein, (iv) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including any litigation resulting therefrom, any loss of employees, any reduction in sales and any disruption in customer, distributor, reseller, partner or similar relationships, (v) any change arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented in writing, (vi) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent the Company is not materially and disproportionately affected thereby, (vii) any hurricane, earthquake, flood, or other natural disasters or acts of God, (viii) changes in Applicable Laws after the date hereof, (ix) changes in GAAP after the date hereof, (x) any failure by Indigo or the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(ix) of the definition) or (xi)  any adverse impact on or change to the business of Parent that impacts the Business, except to the extent, in the case of the foregoing clauses (i) through (iii) and (vi) through (ix), such changes, events, developments, conditions, occurrences or effects referred to therein have a disproportionate impact on the Business relative to other companies operating in the industry in which the Business competes as a whole or (B) Indigo's or the Company's ability to consummate the transactions contemplated by this Agreement.
“Merger Consideration” means $1,025,000,000 in cash, less any amount to be paid pursuant to the India ATA (as defined below).
“Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, routines, modules, bytecode, machine code, and middleware.
“Parent Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar Contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment benefits or retirement benefits which is maintained, administered or contributed to by Parent or any Affiliate of Parent and covers any employee or former employee of Parent, or with respect to which Parent has any liability.
“Permitted Liens” means (i) Liens disclosed in the Financial Statements, (ii) Liens for Taxes not yet due and payable or, if due, being contested in good faith by appropriate proceedings and for which an appropriate reserve has been taken on the Financial Statements to the extent required by GAAP, (iii) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business and which are not yet due and payable, (iv) protective filings related to operating leases with third parties entered into in the ordinary course of business that relate solely to equipment financed pursuant to such operating leases, (v) non-exclusive licenses to Technology or Intellectual Property Rights granted to customers in the ordinary course of business consistent with past practice or (vi) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Proceeding” means any action, suit, litigation, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, charge, directive, notices of violation, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Products” means the list of product offerings set forth on Schedule 1.01(e) including all current and in-process versions of such products.
“Reciprocal License” means a license of any Software that requires or conditions any rights granted under such license upon: (i) the disclosure, distribution or licensing of any other Software under the terms of such license (other than such item of Software and its derivatives); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software and its derivatives) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the Source Code of, disclose, distribute, license, modify, make derivative works of, or reverse-engineer any such other Software; or (iv) an obligation to grant any other rights under such license to any Person, including any covenant not to sue or patent license.
“Registered IP” means all Intellectual Property Rights that are Company IP and that are registered, filed, or issued under the authority of any Governmental Authority or any domain name register, including all patents, registered copyrights, registered trademarks and domain names and all applications for any of the foregoing.
“Representatives” means a Person's Affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.
“Securities Act” means the Securities Act of 1933.
“Software” means computer software, programs and databases in any form, including Source Code, Object Code, operating systems and specifications, data, databases, database management code, firmware, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments and annotations.
“Source Code” means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages and including hardware definition languages such as VHDL), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, procedures, schematics, flow-charts and other work product or information that describe the foregoing.
“Straddle Period” means any period beginning before or on the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
“Tax” means any and all (United States (federal, state or local) and foreign) taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, escheat, abandoned or unclaimed property, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty or other tax of any kind whatsoever, or other governmental fee, assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount in respect of the foregoing.
“Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.
“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax.
“Technology” means (i) Software (including, algorithms, models and methodologies, software development kits, application programming interfaces, computer programs, codecs, and interfaces) whether in Source Code, Object Code, or other form, (ii) databases, data, and compilations and collections of data, (iii) works of authorship, including, documentation, user manuals, training materials, developer notes, (iv) inventions (whether or not patentable), (v) methods, and processes, (vi) designs, schematics, and specifications and , technical data and (vii) know-how.
“Transaction Documents” means collectively, this Agreement, the Certificate of Merger, the Asset and Liability Transfer Agreement, the Transition Services Agreement, the License Agreement, the FIRPTA Certificate and the other agreements contemplated hereby.
“Transaction Expenses” means all expenses of Indigo and the Company incurred in connection with the preparation, execution, performance and/or consummation of this Agreement, the documents referred to herein and the Closing, including the following: (a) all brokerage commissions, fees, expenses and disbursements and (b) all fees and disbursements of attorneys, accountants, and other advisors and service providers payable by Indigo and the Company.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.
(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	6.04(d)
Agreement	Preamble
Asset and Liability Transfer Agreements	6.05
Books and Records	6.03(c)
Business Competitor	6.07(b)
Business Real Property	3.12
Business Software	6.07(b)
Certificate of Merger	2.04
Closing	2.03
Closing Date	2.03
Company	Preamble
Company Board of Directors	Recitals
Company Securities	3.05(c)
Competing Business	6.07(b)
Confidential Information	6.03(e)
Confidentiality Agreement	6.02(a)

Term	Section
DGCL	Recitals
Divestiture	6.07(a)
Effective Time	2.04
Employee Plans	3.17(b)
Employee Sessions	6.04(c)
Employment Matters	6.04(c)
End Date	9.01(b)
Financial Statements	3.06(a)
Guarantee	Recitals
Guarantor	Recitals
Indigo	Preamble
Indigo Approval	3.02(a)
Indigo Board of Directors	Recitals
Indigo Cure Period	9.01(d)
Indigo Equity Awards	6.04(i)
Indigo Stock	6.04(i)
Latest Balance Sheet	3.06(a)
License Agreement	8.02(d)(iii)
Material Contract	3.09(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board of Directors	Recitals
Merger Sub Common Stock	2.06(c)
Parent	Preamble
Parent Board of Directors	Recitals
Parent Cure Period	9.01(e)
Parent Related Party	9.02(b)
Permits	3.10(b)
Pre-Closing Period	5.01
Provider	6.03(e)
Purchased Assets	3.13(b)
Real Property Lease	3.12
Receiver	6.03(e)
Resolution Period	6.07(c)
Retained Business	6.07(b)
Significant Customers	3.15(a)
Sponsor	1.01
Surviving Corporation	2.01
Termination Fee	9.02(b)
Transferred Employee	6.04(a)
Transition Services Agreement	8.02(d)( ii)
WARN Act	3.17(i)

Section 1.02    Definitional and Interpretative Provisions

(a)The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c)    All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)    Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f)    The use of the word “or” shall not be exclusive.

(g)    The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party's successors and permitted assigns.

(h)    A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

(i)    Any exception or qualification set forth in the Disclosure Schedule with respect to a particular representation, warranty or covenant contained therein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement, solely to the extent to which the relevance of such disclosure to such other representation, warranty or covenant is reasonably apparent on the face of such disclosure. Nothing in the Disclosure Schedule shall broaden the scope of any representation, warranty or covenant of Indigo or the Company contained in this Agreement.

(j)    Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). Except as provided in Section 10.03, the doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.
ARTICLE 2.
DESCRIPTION OF THE TRANSACTION

Section 2.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.03    Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 a.m. local time on a date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing; provided, however, that without Parent's prior written consent in no event shall the Closing occur prior to July 31, 2013. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.04    Effective Time. Contemporaneous with, or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

Section 2.05    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and Indigo prior to the Effective Time:

(a)the certificate of incorporation of the Surviving Corporation in effect immediately after the Effective Time shall be the certificate of incorporation of Merger Sub immediately prior to the Effective Time;

(b)the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)the directors and officers of the Company shall resign and the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.

Section 2.06     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of any party hereto:

(a)    All of the shares of Company Common Stock held by Indigo immediately prior to the Effective Time shall be converted into the right to receive in the aggregate the Merger Consideration, which Parent shall pay or cause to be paid to Indigo at the Closing by wire transfer of immediately available funds in accordance with instructions provided to Parent by Indigo at least two (2) Business Days prior to the Closing.

(b)    Each share of Company Common Stock held by the Company, Merger Sub or Parent or any direct or indirect subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)    Each share of the common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) outstanding immediately prior to the Effective Time shall be converted into, and exchanged for, one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall thereafter evidence ownership of such shares of capital stock of the Surviving Corporation.

Section 2.07    Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation and its Subsidiaries or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and its Subsidiaries and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF INDIGO

Except as set forth in the Disclosure Schedule, Indigo represents and warrants to Parent and Merger Sub:
Section 3.01    Corporate Existence and Power.

(a)Each of Indigo and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Company has all corporate power and all governmental Permits required to carry on the Business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary to conduct the Business, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)Indigo has made available to Parent accurate and complete copies of: (i) the certificate of incorporation and bylaws of the Company, including all amendments thereto, (ii) the stock records of the Company since February 6, 2007 and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Company since February 6, 2007, and the Company Board of Directors and all committees thereof. Since February 6, 2007, (y) there has not been any material violation of any of the provisions of the certificate of incorporation or bylaws, including all amendments thereto, of the Company and (z) the Company has not taken any action that is inconsistent with any resolution adopted by the Company Board of Directors or any committee thereof.

Section 3.02    Corporate Authorization.

(a)    The Company has all necessary power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action. Each of this Agreement and each other Transaction Document to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The affirmative vote of Indigo is the only vote of the holders of any of the Company capital stock necessary to adopt this Agreement and thereby approve the Merger and the other transactions contemplated hereby, which approval, once delivered, shall be irrevocable (such irrevocable approval, the “Indigo Approval”).

(b)    The Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby and the other Transaction Documents to which the Company is a party are fair to, advisable and in the best interests of the Company and Indigo, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and the other Transaction Documents to which the Company is a party and (iii) unanimously resolved to recommend adoption of this Agreement and the other Transaction Documents to which the Company is a party and approval of the Merger and the other transactions contemplated hereby by Indigo.

(c)    Indigo has all necessary power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and the execution, delivery and performance by Indigo of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary corporate action. Each of this Agreement and each other Transaction Document to which Indigo is a party constitutes the legal, valid and binding obligation of Indigo, enforceable against Indigo in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.03    Governmental Authorization. The execution, delivery and performance by Indigo and the Company of this Agreement and the consummation by Indigo and the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority or Card Association other than (i) the filing of the Certificate of Merger and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any other applicable Competition Law, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal securities laws and (iv) any actions or filings the absence of which would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04    Non-contravention.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) other than the matters referred to in Section 3.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination or cancellation of any Material Contract or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Business, except, with respect to the above-described clauses, for any such contraventions, conflicts, violations, breaches, defaults, Liens or other occurrences, which, individually or in the aggregate, would not reasonably be expected to be material.

(b)    The execution, delivery and performance by Indigo of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Indigo, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) other than the matters referred to in Section 3.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination or cancellation of any Material Contract or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Business, except, with respect to the above-described clauses, for any such contraventions, conflicts, violations, breaches, defaults, Liens or other occurrences, which, individually or in the aggregate, would not reasonably be expected (x) in the case of clauses (i) and (ii) to be material or (y) in the case of clause (iii) have a Material Adverse Effect.

Section 3.05    Capitalization; Subsidiaries; Indebtedness; Transaction Expenses.

(a)The authorized capital stock of the Company consists of 100 shares of Company Common Stock. There are 100 shares of Company Common Stock issued and outstanding. Indigo is the sole holder of Company Securities.

(b)All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(c)Except for the 100 shares of Company Common Stock held of record by Indigo, there are no outstanding (i) shares of capital stock or other equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other equity securities of the Company or (iii) options, warrants, subscriptions or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, other equity securities or securities convertible into or exchangeable for capital stock or other equity securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(d)The Company has no Subsidiaries.

(e)Except as set forth on Section 3.05(e) of the Disclosure Schedule, the Company does not have any Indebtedness.

(f)As of the Closing Date, Indigo has paid in full, or will pay in full simultaneously with the Closing, all Transaction Expenses.

Section 3.06    Financial Statements; Accounts Receivable and Payable.

(a)    Section 3.06(a) of the Disclosure Schedule contains (i) a statement setting forth the summary balance sheet of the Business as of July 31, 2012 and July 31, 2011, (ii) a statement setting forth the summary balance sheet of the Business as of April 30, 2013 (the “Latest Balance Sheet”) and (iii) a statement setting forth the related statement of income for each of the fiscal years ended July 31, 2012 and July 31, 2011, and for the nine-month period ended April 30, 2013 (collectively, the “Financial Statements”).

(b)    The Financial Statements: (i) are unaudited; (ii) have been prepared in accordance with GAAP except for the omission of accompanying notes that are required to be included under GAAP and the matters set forth on Section 3.06(b) of the Disclosure Schedule; (iii) are derived from the audited consolidated financial statements of Indigo for each of the fiscal years ended July 31, 2012 and July 31, 2011 and the unaudited consolidated financial statements of Indigo for the nine-month period ended April 30, 2013; and (iv) fairly present in all material respects the financial condition and results of operations of the Business as of the relevant dates and for the periods covered thereby in accordance with GAAP, subject to the limitations in clause (ii).

(c)    Except as set forth on Section 3.06(c) of the Disclosure Schedule, all accounts and notes receivable reflected on the Latest Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied) are or shall be valid receivables arising in the ordinary course of business and are or shall be current and collectible at the aggregate recorded amount therefor as shown on the Latest Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied). Except as set forth on Section 3.06(c) of the Disclosure Schedule, no Person has any Liens on such receivables or any part thereof (other than Permitted Liens), and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

Section 3.07    Absence of Certain Changes

Between April 30, 2013 and the date of this Agreement, the Business has been conducted in the ordinary course consistent with past practices and there has not been:
(a)any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)any amendment of the certificate of incorporation or bylaws of the Company;

(c)any splitting, combination or reclassification of any shares of Company Common Stock or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities;

(d)(i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities or (ii) amendment of any term of any Company Security (in each case, whether by merger, consolidation or otherwise);

(e)any (i) incurrence of any capital expenditures or any obligations or liabilities in respect thereof by Indigo or the Company related to the Business, other than capital expenditures contemplated by Indigo's existing budget for annual capital expenditures for fiscal year 2013 previously made available to Parent or (ii) delay in any planned capital expenditure;

(f)any intentional delay or postponement of payment of any accounts payable or commissions or any other liability or obligation, any agreement or negotiation with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or acceleration of the collection of (or discount of) any accounts or notes receivable;

(g)any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any assets, securities, properties, interests or businesses other than in the ordinary course of business;

(h)any sale, lease or other transfer or disposition by the Company of, or creation or incurrence of any Lien on, any material assets, securities or properties of the Company, other than Permitted Liens and sales and non-exclusive licenses of products or services in the ordinary course of business consistent with past practice;

(i)any abandonment, lapse or loss of rights in, any Company IP;

(j)    any loss, damage or destruction to its properties or assets, whether or not covered by insurance and whether or not in the ordinary course of business, in an aggregate amount in excess of $250,000;

(k)    the making by the Company of any loans, advances or capital contributions to, or investments in, any other Person, except for advances made to directors, officers and employees in an amount not exceeding $10,000 to any individual in the ordinary course of business consistent with past practice or inter-company advances;

(l)    the incurrence, creation, assumption or otherwise becoming liable for any Indebtedness or assumption, guaranty, endorsement or otherwise becoming liable or responsible for the Indebtedness of any other Person;

(m)    the entering into, amendment or modification in any material respect or termination of any Material Contract or the waiver, release or assignment of any material rights, claims or benefits with respect to any Material Contract;

(n)    except as required by Applicable Law, (i) a material increase in benefits payable under any existing severance or termination pay policy or employment agreement with any Business Employee, (ii) the entering into of any material employment, deferred compensation or other similar agreement with any Business Employee, (iii) the establishment, adoption or amendment in any material respect of any Employee Plan, in any case, that establishes or materially increases compensation or benefits for any Business Employee, or (iv) any material increase in compensation or benefits payable to any Business Employee, except for any such increases in the ordinary course of business consistent with past practice for employees earning less than $400,000 of annual cash compensation;

(o)    any hiring of any new Business Employees, other than employees with a title of director or below hired in the ordinary course of business consistent with past practice;

(p)    any termination of any officer-level Business Employee, holding a title of vice president or above, other than for good reason or for reasonable cause;

(q)    any grant of material refunds, credits, rebates or other allowances by the Company or Indigo to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(r)    any change in the methods of accounting or accounting practices of the Company, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(s)    any settlement, or offer or proposal to settle any material Proceeding or claim directly involving the Business or against the Company (other than any Proceeding involving a settlement of $200,000 or less as its sole remedy); or

(t)    any (i) making or changing of any material Tax election; (ii) filing of any material amended Tax Return; or (iii) settlement or compromise of any claim, notice, audit report or assessment in respect of any material Tax, except, in each case, in respect of any Taxes reflected on any affiliated, consolidated, unitary or combined Tax Return of Indigo or its Subsidiaries other than the Company.

Section 3.08    No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reserved and reflected in the Latest Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, or (c) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, the

Company has no liabilities or obligations of a type required to be reflected on the face of a balance sheet of the Company prepared in accordance with GAAP.
Section 3.09    Material Contracts.

(a)Section 3.09 of the Disclosure Schedule contains a complete and accurate list of each of the following Business Contracts (a Business Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i)any Real Property Lease providing for annual rentals of $100,000 or more;

(ii)any Business Contract pursuant to which any material Intellectual Property Rights or Technology have been licensed to Indigo or the Company (other than Business Contracts for commercial off-the-shelf software or standard commercial service offerings that are generally available on standard terms, in each case for aggregate license fees of $200,000 or less);

(iii)any Business Contract pursuant to which any material Company IP has been licensed to a third party by Indigo or the Company;

(iv)any Business Contract imposing a non-compete, exclusivity or any other material restriction on the right or ability of the Company, or, after the Effective Time, the right or ability of the Surviving Corporation, to conduct the Business (other than non-solicitation covenants entered into the ordinary course of the business consistent with past practice);

(v)any collective bargaining agreement or similar agreement with any labor union;

(vi)any Business Contract that is a cross-license agreement, concurrent use agreement, consent to use agreement or standstill agreement relating to the Business;

(vii)any Business Contract with a Significant Customer;

(viii)any Business Contract with a Significant Provider;

(ix)any Business Contract with any Business Employee providing for (A) severance, change-in-control or retention benefits to such Business Employee, or (B) the increase or acceleration of benefits to such Business Employee payable as a result of the Merger (or any termination of employment following the Merger) or (C) aggregate payments in any calendar year in excess of $200,000, in each case, other than offer letters in the ordinary course of business for at-will employment and participation in Employee Plans;

(x)any material value added reseller, distribution, or reseller Business Contract providing for the distribution or resale of any Product for which the Business has received any revenues in calendar year 2013;

(xi)any material Business Contract imposing “most favored nation” or similar pricing terms on the Company or grants exclusive rights, rights of first refusal, rights of first negotiation, or similar rights to any Person;

(xii)any partnership, joint venture or similar Business Contract or any Business Contract relating to ownership of or investments in any business or enterprise;

(xiii)    any Business Contract relating to Indebtedness in excess of $100,000 or the deferred purchase price of property in excess of $100,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(xiv)    any Business Contract pursuant to which the Company has advanced or loaned any other Person amounts exceeding $50,000 in the aggregate;

(xv)    any Business Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Company in connection with the Business or (B) the Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xvi)    any Business Contract for the sale or other disposition of any material assets of the related to the Business, other than sales of inventory and non-exclusive licenses entered into in the ordinary course of business.

(xvii)    any Business Contract reflecting a settlement of any threatened or pending Proceeding, other than (A) releases immaterial in nature or amount entered into with former Business Employees or consultants or independent contractors of the Business in the ordinary course of business in connection with the routine cessation of such employee's or independent contractor's employment or engagement with Indigo or the Company or (B) settlement agreements for cash only (which has been paid) and which does not exceed $200,000 as to such settlement;

(xviii)    any Business Contract relating to the creation of any Lien, other than Permitted Liens, with respect to any material asset owned by the Company or the Assets Contributed to the Company; and

(xix)    any Business Contract with any Governmental Authority or Card Association.

(b)    Indigo has made available to Parent accurate and complete copies of all written Material Contracts identified in Section 3.09(a) of the Disclosure Schedule, including all amendments thereto. Section 3.09(a) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract identified in Section 3.09(a) of the Disclosure Schedule that is not in written form.

(c)    Each Material Contract is a valid and binding agreement of Indigo or the Company, as applicable, and is in full force and effect, and neither Indigo nor the Company is and, to the Knowledge of Indigo, no other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of Indigo, no event has occurred, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a material violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or (iv) give any Person the right to cancel or terminate for cause any Material Contract.

Section 3.10    Compliance with Applicable Laws; Licenses and Permits.

(a)    The Business is, and has at all times since January 1, 2010 been, operated in material compliance with, and to the Knowledge of Indigo, neither Indigo nor the Company is, and at no time since January 1, 2010 has either Indigo or the Company been, under investigation with respect to or threatened to be charged with or given notice of any material violation of, any Applicable Law in connection with the Business, except in each case as would not reasonably be expected to be material to the Business. No examination by any Governmental Authority or Card Association has resulted, or is reasonably likely to result, in material adverse findings or any requirement or order to implement material remedial actions.

(b)    Each of Indigo and the Company has, and at all times since January 1, 2010 has had, all consents, licenses, permits, registrations, accreditations franchises, certificates, qualifications, provider numbers, rights, privileges, consents, waivers, approvals, authorizations or orders of any Governmental Authority or third party (collectively, the “Permits”), and has made all necessary filings required under Applicable Law, necessary to operate the Business in accordance with Applicable Laws and otherwise to conduct the Business, except where the failure to have any Permits, individually or in the aggregate, would not reasonably be expected to be material to the Business. Neither Indigo nor the Company is in material breach of or default under any Permit. Each of Indigo and the Company is in compliance with all requirements to maintain all Permits and no Governmental Authority or Card Association has disclosed any intent to, or has prohibited or otherwise limited or imposed restrictions applicable to any Permit. All material Permits will be available and be in full force and effect for the benefit of the Business, Indigo and Company through and immediately after the Closing.

Section 3.11    Litigation.

(a)As of the date of this Agreement, except as set forth in Section 3.11 of the Disclosure Schedule, since January 1, 2011 there has been no Proceeding directly related to the Business pending against Indigo or the Company, and (to the Knowledge of Indigo), since January 1, 2011, no Person has threatened in writing to commence any Proceeding against the Business that, individually or in the aggregate, if determined adversely to Indigo or the Company, as the case may be, would reasonably be expected to be material to the Business.

(b)As of the date of this Agreement, there is no material order, writ, injunction, directive, restriction, judgment, settlement or decree (collectively, “Orders”) to which the Company is subject or which restricts in any material respect the ability of Indigo or the Company to conduct the Business.

Section 3.12    Real Property. The Company does not own any real property. Section 3.12 of the Disclosure Schedule lists each address of each real property occupied by the Company (the “Business Real Property”). Section 3.12 of the Disclosure Schedule sets forth a true and complete list of all leases, subleases, licenses or other occupancy agreements or arrangements relating to the Business Real Property (each, a “Real Property Lease”) (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Except as set forth on Section 3.12 of the Disclosure Schedule, with respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company is not and to the Knowledge of the Company, no other party thereto, in breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; and (iii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Business Real Property or any portion thereof. The Business Real Property comprises all of the real property used or intended to be used, or otherwise related to, the Business.

Section 3.13    Properties.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) Indigo or the Company has valid and subsisting ownership interests in, or in the case of leased property and assets, has valid leasehold interests in, all personal property used in the Business, free and clear of all Liens, other than Permitted Liens and (ii) to the Knowledge of Indigo, the equipment used in the Business by Indigo or the Company has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for the operation of the Business.

(b)    The property and assets owned, leased or licensed by the Company, or which the Company otherwise has the right to use, together with the Assets Contributed to the Company, which are transferred to the Surviving Corporation at the Closing, constitute all of the property and assets owned, leased or licensed by the Company or Indigo for the operation of the Business as currently conducted, and as were used to produce the results shown in the Financial Statements (except to the extent of sales of Inventory in the ordinary course of operating the Business), in each case other than (i) any Contracts to which Indigo is a party identified in Section 3.13(b)(ii) of the Disclosure Schedule that are necessary for the operation of the Business but that are not Assets Contributed to the Company, (ii) the assets, properties and rights used to perform the services that are the subject of the Transition Services Agreement, (iii) the assets, properties and rights that are the subject of the License Agreement, and (iv) as provided in Section 3.13(b)(iv) of the Disclosure Schedule.

For the avoidance of doubt, nothing in this Section 3.13(b) shall be construed as a representation or warranty with respect to the infringement, misappropriation or other violation of the Intellectual Property Rights of any Person, which matters shall be exclusively governed by Section 3.14.
Section 3.14    Intellectual Property

(a)Prior to the Closing, the Company or Indigo owns all right, title, and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens and any licenses granted pursuant to the Material Contracts listed in Section 3.09(a) of the Disclosure Schedule or non-exclusive licenses otherwise granted in the ordinary course of business). Immediately after the Closing, the Company shall own all right, title, and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens and any licenses granted pursuant to the Material Contracts listed in Section 3.09(a) of the Disclosure Schedule or non-exclusive licenses otherwise granted in the ordinary course of business) and, to the Knowledge of Indigo, the Company shall have a valid and enforceable right to use all other Intellectual Property Rights used in connection with the Business.

(b)All employees and independent contractors of the Company or Indigo that developed or created material elements of the Company IP have signed a proprietary information and inventions agreement or consulting agreement containing proprietary information, confidentiality and assignment provisions that provide for (i) the non-disclosure by such Person of any confidential information of the Business, and (ii) the assignment of all of their rights in such Company IP, including, as applicable, all Intellectual Property Rights therein, to the Company or Indigo. Without limiting any other provision of this Agreement, to the Knowledge of Indigo, no employee or independent contractor of the Company or Indigo owns or has any right to any Intellectual Property Rights or Technology developed on behalf of the Company or developed on behalf Indigo and used primarily in connection with the Business, except for any moral rights or other similar non-transferrable rights, nor to the Knowledge of Indigo has any employee or independent contractor made any assertions with respect to any alleged ownership or rights thereto.

(c)Section 3.14(c) of the Disclosure Schedule identifies as of the date of this Agreement each item of Registered IP and the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number and date.

The Company or Indigo has made all filings and payments and has taken all other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No interference, opposition, reissue, reexamination or other similar proceeding is pending in which any Registered IP is being contested or challenged.

(d)    To the Knowledge of Indigo, (i) no Person has infringed, misappropriated, diluted or otherwise violated any Company IP or is currently infringing, misappropriating, diluting or otherwise violating any Company IP, and (ii) neither the Company nor the conduct of the Business infringes, dilutes, misappropriates, or otherwise violates, any Intellectual Property Right of any other Person. No claim or Proceeding alleging that the Company or the operation of the Business has infringed, misappropriated, or otherwise violated any Intellectual Property Right of any other Person is pending or threatened in writing against Indigo or the Company, and Since January 1, 2011 neither the Company nor Indigo have received any unsolicited offers to license patent rights relating to the Business from another Person. Since January 1, 2011, no Person (including any customer or licensee of Company) has requested or demanded in writing that the Company or Indigo indemnify such Person with respect to a claim of infringement, misappropriation, dilution or other violation of Intellectual Property Rights asserted by any other Person.

(e)    The Company or Indigo has taken commercially reasonable steps to preserve the confidentiality of their trade secrets that constitute Company IP. Neither the Company nor Indigo has a duty or obligation to deliver or license the Source Code for any Company Software to any escrow agent for the benefit of any other Person. To the Knowledge of Indigo, no event has occurred that will, or could reasonably be expected to, result in the delivery or license of any Source Code for the Company Software to any other Person who is not, as of the date of this Agreement, an employee or contractor of Indigo or the Company.

(f)    No Company Software is subject to any “copyleft” or other obligation or condition (such as under the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that requires the Company as part of the operation of the Business as currently conducted to (i) to disclose, license, or distribute any Source Code for any portion of such Company Software or any other Company IP, or (ii) grant to licensees the right to make derivative works or other modifications to such Company Software or portions thereof.

(g)    Except for license keys, usage verification mechanisms, or similar mechanisms used in conjunction therewith, Indigo has taken reasonable efforts to ensure that all Products are free of any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other similar programs, software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Products (or any part thereof) or data or other software of users or otherwise cause them to be incapable of being used in the manner for which they were designed.

(h)    To the Knowledge of Indigo, there has been no unauthorized access, theft, or disclosure of any Source Code of any Product. To the Knowledge of Indigo, there are no vulnerabilities associated with any Product, including any in-process versions, that would reasonably be expected to have a Material Adverse Effect. Indigo's products do not use any Company Software code.

(i)    The IT System is adequate for the operation of the Business and is sufficient for its current function, operation and purposes. With respect to the IT System: (i) the Company has a commercially reasonable disaster recovery plan in place, (ii) to the Knowledge of Indigo, there have been no material successful unauthorized intrusions or breaches of the security of the IT System and there have not been any material malfunctions that have not been remedied or replaced in all material respects, or any material unplanned downtime or service interruption, (iii) with respect to IT Systems owned or controlled by the Company, the Company has implemented or is in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Company) in a timely manner any and all security patches or security upgrades that are generally available for the IT System, and (iv) with respect to IT Systems owned or controlled by the Company. the IT System and the security, use and operation thereof meets the requirements of all Applicable Laws, any applicable Card Association Rules, and the requirements necessary for the Company to maintain any permits and certifications necessary to conduct the Business as currently conducted.

(j)    Each Company Product licensed to third parties is capable of performing in accordance with its user documentation in all material respects when properly installed and used. Neither the Company nor Indigo has received any unresolved written claims from third parties and, to its Knowledge, is not aware of any unwritten claims from third parties, that any Products or services that have been licensed, provided or performed by the Company or Indigo (in connection with the Business) to or for such third parties were in any material respect not in conformity with the terms and requirements of all applicable warranties and other contracts and with all Applicable Laws, except where the same would not have a Material Adverse Effect.

(k)    The Company maintains policies and procedures regarding data security, privacy, data transfer and the use of data that are commercially reasonable and that are designed to ensure that the Company and the operation of the Business is in compliance with all Applicable Law and Card Association Rules applicable to the Business. The Company and the operation of the Business is and has been in material compliance with all such policies and procedures and all Applicable Laws and applicable Card Association Rules with respect to data security, privacy, transfer and use. Neither the Company nor Indigo (in connection with the operation of the Business) has given, or has been required under Applicable Law or any applicable Card Association rules to give, notice to any customer, supplier, Card Association, Governmental Authority, data subject or other Person of any actual or alleged data security breaches or data security failures or noncompliance pursuant to any Applicable Law, Card Association Rule or Contract. To the Knowledge of Indigo, there has been no material unauthorized access to, use, loss, or breaches of the security of any personal information, payment card information, confidential or proprietary data or any other such information collected, maintained or stored by or on behalf of the Company or by or on behalf of Indigo in connection with the Business.

Section 3.15    Significant Customers; Significant Providers.

(a)Neither Indigo nor the Company has received, during the 12 months prior to the date of this Agreement, any written notice that any of its top 50 active customers of the Business based on recurring revenue for the ten (10) months ended May 31, 2013 on an annualized basis as set forth on Section 3.15(a) of the Disclosure Schedules (the “Significant Customers”) intends to terminate or substantially reduce (other than reductions in the number of users in the ordinary course of business of such Significant Customer) its business with the Business, and no such Significant Customer has terminated or substantially reduced (other than reductions in the number of users in the ordinary course of business of such Significant Customer) its business with the Business in the 12 months immediately preceding the date of this Agreement.

(b)Neither Indigo nor the Company has received, during the 12 months prior to the date of this Agreement, any written notice that any of its top 5 active suppliers or providers of the Business based on volume of costs of purchases for the ten (10) months ended May 31, 2013 on an annualized basis as set forth on Section 3.15(b) of the Disclosure Schedules (the “Significant Providers”) intends to terminate or substantially reduce its business with the Business, and no such Significant Provider has terminated or substantially reduced its business with the Business in the 12 months immediately preceding the date of this Agreement.

Section 3.16    Tax Matters.

(a)The Company has timely filed (or had filed on its behalf) with the appropriate Tax authorities all Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return. No claim has been made in writing during the last three years by a Tax authority or other Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b)The unpaid Taxes of the Company did not, as of April 30, 2013, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Latest Balance Sheet. Since April 30, 2013, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)All Taxes required to be withheld or collected by (or on behalf of) the Company have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Authority.

(d)No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed in writing by any Tax authority or other Governmental Authority that have not been settled. To the Knowledge of Indigo, there are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. The Company has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(e)There are no Liens (other than Permitted Liens) for Taxes upon any property or asset owned by the Company.

(f)The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(g)The Company has properly collected and remitted sales and similar Taxes with respect to sales made to its customers.

(h)The Company is not subject to Tax in any jurisdiction other than the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(i)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vi) election under Code Section 108(i).

(j)    Each agreement, contract, plan or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company is a party (collectively, a “Plan”) has been maintained and operated in compliance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and the Treasury Regulations and Internal Revenue Service guidance issued thereunder, or an available exemption therefrom, and no amounts paid or payable by the Company under any such Plan has been or would reasonably be expected to be subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code.

Section 3.17    Employees and Employee Benefit Plan

(a)Section 3.17(a) of the Disclosure Schedule sets forth an accurate and complete list of the names, titles, employment start dates, annual base salary or hourly wages, as applicable, and bonus. incentive or commission opportunity of all Business Employees (as of the date of this Agreement).

(b)Section 3.17(b) of the Disclosure Schedule sets forth an accurate and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar Contract (excluding any at-will offer of employment letters, confidentiality agreements and invention assignment agreements) and each other plan, policy or Contract (written or oral) providing for compensation, benefits, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of compensatory equity or incentive or deferred compensation, vacation benefits, paid-time-off, insurance (including any self-insured arrangements), health or medical benefits, welfare benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment benefits, pension or retirement benefits, or fringe benefits which is maintained, administered or contributed to by Indigo, the Company or any Affiliate of the Company and covers any Business Employee, or with respect to which the Company has any liability (collectively, the “Employee Plans”).

(c)With respect to each Employee Plan, Indigo has made available to Parent true, current, correct and complete copies, as applicable, of the plan document and the most recent summary plan description.

(d)Each Employee Plan has been established, maintained and (if applicable) funded in compliance in all material respects with its terms and with the applicable requirements of ERISA and the Code. Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the Internal Revenue Service, and, to the Knowledge of Indigo, nothing has occurred that could reasonably be expected to adversely affect the qualification of such plan.

(e)None of Indigo, the Company or any of their Affiliates (nor any predecessor thereof) sponsors, maintains or contributes to, or has, within the past six years, sponsored, maintained or contributed to, or has any fixed or contingent liability with respect to, (i) any defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code, or (ii) any “multiemployer plan” (as defined in Section 3(37) of ERISA).

(f)Except as set forth on Section 3.17(f) of the Disclosure Schedule, neither Indigo nor the Company has any liability or obligation with respect to the provision of post-retirement or post-termination medical, health, or life insurance or other welfare‑type benefits for any current or former

Business Employee (other than in accordance with COBRA and for which the beneficiary pays the entire premium cost). Indigo and each of its Affiliates have complied and are in compliance in all material respects with the requirements of COBRA. The Company does not have any liability as a result of at any time being considered a single employer under Section 414 of the Code with any other Person.

(g)    Except as set forth on Section 3.17(g) of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in (i) an increase in the amount of compensation or benefits, or the acceleration of the vesting or timing of payment of any compensation or benefits, in either case, payable to or in respect of any current or former Business Employee or (ii) any increased or accelerated funding obligation with respect to any Employee Plan.

(h)    There is no Contract covering any Business Employee that, as the result of the transactions contemplated by this Agreement, either individually or together with any other such Contracts, will or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which the Company is bound that requires the Company to compensate any Business Employee for excise taxes paid pursuant to Section 4999 of the Code or Taxes under Code Section 409A.

(i)    Neither the Company nor any ERISA Affiliate of the Company is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or similar contract, understanding or agreement with a labor union, works council or similar organization with respect to the Business, nor, to the Knowledge of Indigo, have there been any attempts to organize the Business Employees. Since January 1, 2010, there has been no labor strike, walkout, work stoppage or other material labor dispute pending against the Company with respect to any Business Employees. The Company has not implemented any layoffs or facility closures affecting any Business Employee and causing the Company to incur any liability or obligation under the Workers Adjustment and Retraining Notification Act of 1988, as amended, or any other similar state or local Applicable Law (collectively, the “WARN Act”). To the Knowledge of Indigo, no key Business Employee has informed Indigo and/or the Company of his/her intention to terminate his/her employment with Indigo or the Company.

Section 3.18    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company is now and since January 1, 2010 has been in compliance with all Environmental Laws and the Company has and is in compliance with, and since January 1, 2010 has had and been in compliance with all Environmental Permits necessary for the conduct and operation of the Business and occupancy of the Business Real Property, (b) there is not now and has not been any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently or formerly owned, leased, operated or used by the Company, or any other location, and no Person has been exposed to any Hazardous Substance, except in compliance with, and as would not result in liability under, all applicable Environmental Laws, (c) the Company has not received any written notice of alleged liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or liability under, alleged violation of, or non-compliance with, any Environmental Law, and (d) the Company has furnished to Parent and Merger Sub copies of all material environmental audits, assessments and reports, and other documentation materially bearing on environmental, health or safety liabilities of any Company, which are in its possession or reasonable control.

Section 3.19    Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or its Affiliates who might be entitled to any fee or commission from the Company or its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.20    Certain Transactions. Except as set forth in Section 3.20 of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its Affiliates (including Indigo), employees, directors or officers or to any member of their respective immediate families in any amount whatsoever, except for Indebtedness to employees for accrued salaries, bonuses and other employee benefits not yet payable or for reasonable business expenses actually incurred. Except as set forth in Section 3.20 of the Disclosure Schedule, none of the Affiliates (including Indigo), employees, directors or officers of the Company, nor any member of their respective immediate families, is party to any Contract or transaction with or indebted, directly or indirectly, to the Company or, to the Knowledge of the Company, has any direct or indirect ownership interest in any firm or business entity with which the Company has a material business relationship (other than the ownership of five percent (5%) or less of the outstanding voting securities of any such firm or business entity).

Section 3.21    No Other Representations and Warranties. Except for the representations and warranties of Indigo contained in this Article 3 or the Disclosure Schedule, each of Parent and Merger Sub acknowledges and agrees that neither Indigo, the Company nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Business, the Company, the transactions contemplated hereby or otherwise. Except for the representations and warranties contained in this Article 3 or the Disclosure Schedule, Indigo and the Company hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any Representative of Indigo, the Company or any of their respective Affiliates or Representatives). Neither the Company nor Indigo makes any representations or warranties to Parent or Merger Sub regarding the probable success or profitability of the Company or the Business.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Indigo and the Company that:
Section 4.01    Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02    Corporate Authorization. Each of Parent and Merger Sub has all necessary power and authority to enter into and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of Parent and Merger Sub, as applicable. Each of this Agreement and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03    Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with the HSR Act and any other Competition Law, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the laws of any national securities exchange and (iv) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 4.04    Non-contravention.. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, except, with respect to the above-described clauses, for any such contraventions, conflicts, violations, breaches, defaults, Liens or other occurrences, which, individually or in the aggregate, would not reasonably be expected to be material.

Section 4.05    Financial Capability. On the Closing Date, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to pay the Merger Consideration and to perform all other financial obligations of Parent contemplated by this Agreement on the Closing Date. Parent has delivered to Indigo a true and complete copy of each of the executed Debt Commitment Letter and the executed Equity Commitment Letter. As of the date of this Agreement, neither of the Commitment Letters has been amended or modified in any manner prior to the date of this Agreement. Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of the Merger Consideration or the transactions contemplated by this Agreement, other than those which do not impact the conditionality or the amount of Financing that will be available on the Closing Date. As of the date of this Agreement, the proceeds of the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the transactions contemplated hereby on the Closing Date, including the payment of the Merger Consideration on the Closing Date. As of the date of this Agreement, the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. The Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of Parent and each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions and, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. As of the date of this Agreement, Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement, in each case, in connection with the Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the knowledge of Parent, any other party thereto under any of the Commitment Letters; provided that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties set forth in Section 3 hereof, or compliance by the Company with its obligations hereunder. Parent has no reason to believe that it or, to the knowledge of Parent, any other party thereto, will be unable to satisfy on a timely basis any condition precedent to the Financing under the Commitment Letters required to be satisfied for the Financing to occur on the Closing Date; provided that Parent is not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties set forth in Section 3 hereof, or compliance by the Company with its obligations hereunder. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than the Financing Conditions. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the

Financing Conditions contained in the Debt Commitment Letter. Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date in the event that the Financing Conditions are satisfied. Parent understands and acknowledges that under the terms of this Agreement, the obligations of Parent and Merger Sub to consummate the Merger are not in any way contingent upon or otherwise subject to the consummation by Parent or Merger Sub of any financing arrangements, the obtaining by Parent or Merger Sub of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub.

Section 4.06    Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from Parent, Merger Sub or any of their Affiliates in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any fees or other amounts due under any fee letters relating to any Debt Commitment Letter, Equity Commitment Letter or any alternative financing described in Section 6.06 hereof).

Section 4.07    Due Diligence Investigation. Parent has had an opportunity to discuss the Business and the management, operations and finances of the Company with the Representatives and Affiliates of Indigo and the Company, and has had an opportunity to inspect the facilities of the Company and the Business. Parent has conducted its own independent investigation of the Company. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely upon the representations and warranties of Indigo set forth in the Transaction Documents (and acknowledges that such representations and warranties are the only representations and warranties made by Indigo or the Company) and has not relied upon any other information provided by, for or on behalf of the Company, Indigo, or their Representatives, to Parent in connection with the transactions contemplated by this Agreement. Parent has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to future prospects (financial or otherwise) of the Company or the Business. Parent acknowledges that, except as expressly provided in Article 3, no current or former Representative or Affiliate of Indigo or the Company has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.
ARTICLE 5.
COVENANTS OF INDIGO AND THE COMPANY

Section 5.01    Conduct of the Company. From the date of this Agreement until the Effective Time (the “Pre-Closing Period”), except as set forth in Section 5.01 of the Disclosure Schedule or as permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company and Indigo shall conduct the Business in the ordinary course and use their commercially reasonable efforts to (i) preserve substantially intact the goodwill and current relationships of the Company and Indigo with significant customers, significant suppliers and other Persons with which Indigo or the Company has significant business relations with respect to the Business and (ii) preserve substantially intact their business organizations with respect to the Business. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or pursuant to the written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)the Company shall not amend its certificate of incorporation or bylaws (whether by merger, consolidation or otherwise);

(b)the Company shall not declare, set aside or pay any dividend or other distribution

(whether in cash, stock or property or any combination thereof) in respect of any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities; provided, that the Company shall be permitted to engage in dividends, sweeps and other transfers in order to ensure that the Company shall have no cash or cash equivalents at the Closing;

(c)    the Company shall not (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or (ii) amend any term of any Company Security (whether by merger, consolidation or otherwise);

(d)    neither the Company nor Indigo shall (i) incur any capital expenditures related to the Business or any obligations or liabilities in respect thereof, other than capital expenditures contemplated by Indigo's existing budget for annual capital expenditures for fiscal years 2013 and 2014 previously made available to Parent or (ii) delay any planned capital expenditures;

(e)    neither the Company nor Indigo shall intentionally delay or postpone payment of any accounts payable or commissions or any other liability or obligation, or enter into any agreement or negotiation with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation, or accelerate the collection of (or discount) any accounts or notes receivable;

(f)    the Company shall not acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses other than in the ordinary course of business and with an aggregate value not to exceed $500,000;

(g)    neither the Company nor Indigo shall sell, lease or otherwise transfer or dispose of, or create or incur any Lien, other than Permitted Liens, on any of the material assets, securities, properties or interests of the Business, other than sales of services and non-exclusive licenses of products in the ordinary course of business consistent with past practice;

(h)    neither the Company nor Indigo shall abandon, or permit to lapse, any Company IP;

(i)    the Company shall not make any loans, advances or capital contributions to, or investments in, any other Person, except for advances made to directors, officers and employees in an amount not exceeding $10,000 to any individual in the ordinary course of business consistent with past practice or inter-company advances;

(j)    the Company shall not incur, create or assume or otherwise become liable for any Indebtedness in excess of $500,000 in the aggregate or assume, guaranty, endorse or otherwise become liable or responsible for the Indebtedness of another person;

(k)    neither the Company nor Indigo shall enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any of its material rights, claims or benefits with respect to any Material Contract, in each case, outside the ordinary course of business consistent with past practice;

(l)    Indigo shall not, except as required by Applicable Law, (i) materially increase the benefits payable under any existing severance or termination pay policy or employment agreement with any Business Employee, (ii) enter into any material employment, deferred compensation or other similar agreement with any Business Employee, (iii) establish, adopt or amend in any material respect any Employee Plan, in any case, that establishes or materially increases compensation or benefits for any Business Employee or (iv) materially increase the cash compensation payable to any Business Employee, except for any such increases in the ordinary course of business consistent with past practice for employees earning less than $400,000 of annual cash compensation;

(m)    the Company and Indigo shall not hire any new Business Employees, other than Business Employees holding a title of director or below in the ordinary course of business consistent with past practice;

(n)    the Company and Indigo shall not terminate any officer-level Business Employee holding a title of vice president or above other than for good reason or for reasonable cause;

(o)    the Company and Indigo shall not grant any material refunds, credits, rebates or other allowances to any customer, reseller or distributor, other than in the ordinary course of business consistent with past practice;

(p)    the Company shall not implement any facility closings or mass layoffs that would trigger the WARN act;

(q)    the Company shall not change the Company's methods of accounting or accounting practices, except as required by GAAP;

(r)    neither the Company nor Indigo shall commence, settle, or offer or propose to settle, any Proceeding involving the Business or against the Company (other than any Proceeding involving a settlement of $500,000 or less as its sole remedy);

(s)    the Company shall not make or change any Tax election; file any amended Tax Return; settle or compromise any claim, notice, audit report or assessment in respect of any Tax; adopt or change any accounting method; fail to pay any Tax when due and payable (including any required estimated Tax payments); surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, except, in each case, in respect of any Taxes reflected on any affiliated, consolidated, unitary or combined Tax Return of Indigo or its Subsidiaries other than the Company;

(t)    the Company shall not form or acquire any Subsidiaries except in connection with acquisitions permitted hereunder;

(u)    neither the Company or Indigo shall abandon any Permit or allow any Permit to terminate, lapse or expire;

(v)    the Company shall not enter into any Contract that, if entered into on or prior to the date hereof, would be required to be disclosed on Section 3.20 of the Disclosure Schedule (but excluding any other Transaction Documents entered into in connection with the Closing); or

(w)    neither the Company nor Indigo shall agree, resolve or commit to do any of the foregoing with respect to the Business.

Section 5.02    Stockholder Approval. Immediately following the execution of this Agreement, Indigo shall promptly provide the Indigo Approval pursuant to a duly authorized and validly executed written consent, which Indigo shall promptly (but in any event within (1) day of the date of this Agreement) deliver to Parent.

Section 5.03    No Solicitation; Other Offers. Until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither the Company nor Indigo shall, and each shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or encourage, or take any action to solicit, initiate or encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent, (iii) furnish to any Person other than Parent any information that Indigo believes or should reasonably know would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal. Each of Indigo and the Company shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal. Indigo shall, within two business (2) days after receipt, advise Parent of (A) any formal or informal inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, (B) the material terms thereto and (C) the identity of the Person or group making such inquiry, expression of interest, proposal or offer.

Section 5.04    Access to Information. From the date of this Agreement until the Effective Time, Indigo and the Company shall (i) give Parent and its Representatives reasonable access to the offices, properties, books and records, Contracts, commitments, work papers and other documents and information relating to the Company or the Business, (ii) furnish to Parent and its Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct Indigo employees with knowledge of the Business and counsel and financial advisors of Indigo and the Company to cooperate with Parent in its investigation of the Business. Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of Indigo or the Company. Notwithstanding the foregoing, Indigo shall have no obligation to disclose any information the disclosure of which would waive attorney-client privilege or contravene any Applicable Law or Contract entered into prior to the date of this Agreement; provided, that Indigo shall use its use commercially reasonable efforts to seek to obtain such third party's consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information. Without limiting the foregoing, in the event that the Company does not disclose information in reliance on the preceding sentence, it shall provide notice to Parent that it is withholding such information and shall use its reasonable efforts to communicate to the extent feasible, the applicable information in a way that would not waive such privilege or contravene such Applicable Law or Contract entered into prior to the date of this Agreement. All requests for access to the offices, properties, books and records Contracts, commitments, work papers and other documents and information relating to the Company or the Business shall be made to such Representatives of Indigo as Indigo shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Parent nor any of its Representatives shall contact any of the employees, customers (including dealers and distributors), suppliers or joint venture partners of Indigo or any of its Subsidiaries regarding the transactions contemplated hereby, whether in person or by telephone, electronic or other mail or other means of communication, without the specific prior authorization of such Representatives of Indigo.

Section 5.05    Cooperation with Audit. Indigo shall use commercially reasonable best efforts, upon reasonable advance notice by Parent or the Surviving Corporation and during normal business hours, to cooperate with Parent, the Surviving Corporation and their respective Representatives' (at the Surviving Corporation's expense) reasonable requests for assistance to complete an audit of the financial statements of the Business by Ernst & Young LLP prior to November 10, 2013 that Parent and/or the

Surviving Corporation elect to have performed; provided, that Indigo's obligations under this Section 5.05 shall expire 18 months after the Closing Date and be limited to providing assistance for the three fiscal years ended July 31, 2013 and 2012.

Section 5.06    Notices of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other party hereto of the failure of such party or its Representatives, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied. During the Pre-Closing Period, Indigo shall have the right to supplement or amend the Disclosure Schedule with respect to any matter hereafter first arising after the delivery of the Disclosure Schedule pursuant to this Agreement and not reasonably foreseeable by Indigo or its Representatives as of the date of this Agreement; provided, however, that such supplements or amendments to the Disclosure Schedule shall not be deemed to amend or otherwise modify the Disclosure Schedule or the representations and warranties of Indigo contained herein; provided, further, that no event, development or occurrence shall be incorporated in, supplement or amend the Disclosure Schedule with respect to any Fundamental Representation for any purpose.

Section 5.07    Intracompany Arrangements. Except as set forth on Schedule 5.07, all intracompany (payables and receivables) accounts and other Contracts between the Company, on the one hand, and Indigo or any of its Subsidiaries, on the other hand, that remain in existence immediately prior to the Closing, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing. Without limiting the generality of the foregoing, Indigo and the Company shall be permitted to engage in dividends, sweeps and other transfers in order to ensure that the Company shall have no cash or cash equivalents at the Closing.

Section 5.08    Minimum Cash. Indigo shall cause the Company to have unrestricted cash at Closing sufficient to cover all outstanding checks issued by the Company.

ARTICLE 6.
ADDITIONAL COVENANTS OF THE PARTIES

SECTION 6.01    Appropriate Action; Consents; Filings.

(a)    During the Pre-Closing Period, the parties shall use their reasonable best efforts to (i) take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Authorities any Consents required to be obtained by any party or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including those in connection with any applicable Competition Law), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including without limitation the Merger and (iii) as promptly as reasonably practicable, and in any event within 10 Business Days after the date the Original Merger Agreement, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable Competition Law; provided, that the parties shall cooperate fully with each other in connection with (y) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The parties shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement.

(b)    Indigo shall give (or shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) required to be disclosed in the Disclosure Schedule, provided, that the parties shall not be required to make any payments in connection with obtaining any such Consents unless expressly required by the terms of a given contract.

(c)    Without limiting the generality of anything contained in this Section 6.01, each party hereto shall: (i) give the other parties prompt notice prior to the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Proceeding and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding.

(d)    Each of the parties shall (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Competition Laws or requested to be made by any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Authority in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Authorities in which any such filings or submissions are made under any applicable Competition Laws as promptly as practicable, (iv) use their reasonable best efforts to cause and act in a manner to effect the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as reasonably practicable and (v) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using their reasonable best efforts to resolve such objections, if any, as the Federal Trade Commission, the Department of Justice, or any other Governmental Authority or Person may assert under any applicable Competition Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the transactions contemplated hereby to be consummated.

Section 6.02    Confidentiality; Public Announcements.

(a)    Each of the parties hereby acknowledges and agrees to continue to be bound by the Mutual Nondisclosure and Nonuse Agreement dated as of May 7, 2013, by and between Thoma Bravo, LLC and Indigo (as amended from time to time, the “Confidentiality Agreement”).

(b)    Each of the parties agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of Indigo and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The parties agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, Indigo and Parent.

Section 6.03    Access to Records and Personnel.

(a)    From and after the Closing until the third (3rd) anniversary of the Closing, Indigo and Parent shall provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting party's sole expense, reasonable access (including using commercially reasonable efforts to give access to third parties possessing information), during normal business hours, to the other party's Representatives and to any books, records, documents, files and correspondence in the possession or under the control of the other party that the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under Applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting party in connection with the transactions contemplated hereby, (ii) for use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements arising from the transactions contemplated by this Agreement, (iii) for use in any Proceeding relating to the Company IP or the infringement of the Intellectual Property Rights of another Person by the Company, or (iv) to comply with its obligations under this Agreement; provided, however, that no party shall be required to provide access to or disclose information where such access or disclosure (y) is related to any claim against a party or such party's Affiliates (including any claim for indemnification) or (z) would violate any Applicable Law or Contract, or waive any attorney-client or other similar privilege, and each party may redact information regarding itself or its Affiliates or otherwise not relating to the other party and its Affiliates, and, in the event such provision of information could reasonably be expected to violate any Applicable Law or Contract or waive any attorney-client or other similar privilege, the parties shall take commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)    Except as otherwise provided in this Agreement, any information owned by a party that is provided to a requesting party pursuant to this Section 6.03 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

(c)    Except as otherwise provided herein, each party shall use commercially reasonable efforts to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business (the “Books and Records”) in such party's respective possession or control for three years following the Closing Date. Following the expiration of such period, either party may destroy or otherwise dispose of any Books and Records, provided that, prior to such destruction or disposal (i) such party shall use commercially reasonable efforts to provide no less than 30 days' prior written notice to the other party of any such proposed destruction or disposal (which notice shall specify in detail which of the Books and Records is proposed to be so destroyed or disposed of) and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such party proposing the destruction or disposal shall, as promptly as practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (it being understood that all reasonable out-of-pocket costs associated with the delivery of the requested Books and Records shall be paid by such recipient).

(d)    Without limiting the representations of Indigo set forth in Article 3, no party shall have any liability to any other party in the event that any information exchanged or provided pursuant to Section 6.03 is found to be inaccurate. No party shall have any liability to any other party if any information is destroyed or lost after reasonable commercial efforts by such party to comply with the provisions of Section 6.03(c).

(e)    From and after the Closing until the fifth anniversary thereof, unless otherwise required by Applicable Law or the rules and regulations of any stock exchange or quotation services on which such party's stock is traded or quoted, each party shall hold confidentially, and shall cause its Affiliates and Representatives to hold confidentially, all information furnished or made available by a party (the “Provider”) to the other party (the “Receiver”) pursuant to this Section 6.03 and the terms of this Agreement and the other Transaction Documents and Indigo shall, and shall cause its Representatives to hold confidential all confidential or proprietary information relating to the Company or the Business (all such information being referred to as “Confidential Information”). The parties shall, and shall cause their Representatives to, use the Confidential Information only in connection with the performance of this Agreement or as otherwise contemplated hereby. Confidential Information furnished or made available pursuant to this Section 6.03 shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiver or its Representatives in violation of this Agreement, (ii) becomes available to the Receiver or its Representatives on a non-confidential basis from a Person other than the Provider or its Representatives who is not known by the Receiver to be bound by a confidentiality agreement with the Provider or any or its Representatives, or is not known by the Receiver to be under an obligation to the Provider or any of its Representatives not to transmit the information to the Receiver, (iii) was in the possession of the Receiver prior to disclosure by the Provider or its Representatives (provided, that any information regarding the Business in the possession of Indigo prior to the Closing Date or provided to Indigo pursuant to, or maintained by Indigo under, the Transition Services Agreement shall not be subject to this provision) or (iv) is developed by the Receiver independent of any Confidential Information provided hereunder (provided, that any information regarding the Business in the possession of Indigo prior to the Closing Date or provided to Indigo pursuant to, or maintained by Indigo under, the Transition Services Agreement shall not be subject to this provision). Nothing in this Section 6.03 shall affect Parent's rights in the Business following the Closing. In the event that the Receiver or any of its Representatives are required by Applicable Law or the rules and regulations of any stock exchange or quotation services on which such party's stock is traded or quoted to disclose any Confidential Information, the Receiver shall provide the Provider with prompt notice of such request or requirement in order to enable the Provider to: (i) seek an appropriate protective order or other remedy, (ii) consult with the Receiver with respect to the Provider's taking steps to resist or narrow the scope of such request or legal process or (iii) waive compliance, in whole or in part, with the terms of this Section 6.03(e). In the event that such protective order or other remedy is not obtained, or the Provider waives compliance, in whole or in part, with the terms of this Section 6.03(e), the Receiver or its Representative, as the case may be, shall use commercially reasonable efforts to disclose only that portion of the Confidential Information that the Receiver is advised in writing by its legal counsel is legally required to be disclosed and to ensure that all Confidential Information that is so disclosed will be accorded confidential treatment.

(f)    Nothing in this Section 6.03 shall require any party to violate any agreement with any third parties regarding the confidentiality of confidential and proprietary information or of customer information; provided, however, that in the event that any party is required under this Section 6.03 to disclose any such information, that party shall provide notice of the basis for any such potential violation and use commercially reasonable efforts to seek to obtain such third party's consent to the disclosure of such information and implement requisite procedures to enable the disclosure of such information.

Section 6.04    Employee Matters.

(a)    No later than eighteen (18) Business Days after the execution of the Original Merger Agreement, Parent shall make offers of employment to each Business Employee commencing on the Closing Date or following an interim consulting arrangement provided in the Transition Services Agreement (which offers, in each case, shall be contingent on the occurrence of the Closing). Sufficient number of offers will be made to Business Employees to avoid triggering the WARN Act. Such offers shall provide each Business Employee initially with (i) subject to relocations contemplated by the Transition Services Agreement, the same general location of employment as or immediately prior to the Closing (which, in any event, shall not be more than 50 miles from such Business Employee's location of employment as of immediately prior to the Closing); (ii) substantially the same responsibilities as such Business Employee's responsibilities as of immediately prior to the Closing; (iii) a base salary or hourly wage rate, as applicable, that is at least equal to that provided to such Business Employee as of immediately prior to the Closing; and (iv) non-equity-based incentive compensation opportunities and other employee benefits (including health, welfare and retirement benefits but excluding any equity-based compensation, defined benefit pension benefits and nonqualified retirement benefits) that are substantially comparable in the aggregate to those provided to the Business Employees as of immediately prior to the Closing. Indigo will reasonably cooperate with Parent and provide Parent with such information as Parent may reasonably request to comply with this Section 6.04(a). Each Business Employee who accepts such offer prior to the Closing Date and who commences employment with Parent on the Closing Date or, with respect to a Business Employee who, as of the Closing Date, is on a leave of absence approved by Indigo or the Company, on the date such leave ends if such Business Employee on leave is able to and does return to work immediately thereafter, provided that such leave ends no later than six (6) months, or, in the case of a leave whereby the Business Employee is entitled under Applicable Law to return later than six (6) months, twelve (12) months following the Closing Date, shall be referred to herein as a “Transferred Employee.” Indigo shall use reasonable best efforts to deliver to Parent the employee census data set forth on Section 6.04(a) of the Disclosure Schedule no later than five (5) Business Days following the date of the Original Merger Agreement.

(b)    With respect to any 401(k), severance or vacation benefit plans, programs or arrangements maintained by Parent or its Affiliates in which Transferred Employees are eligible to participate after the Closing, Parent shall, and shall cause its Affiliates to, provide each Transferred Employee with full credit for all service recognized by the Company, Indigo and their respective Affiliates and predecessors prior to the Closing for purposes of determining eligibility to participate, vesting and benefit accruals (other than benefit accruals under any defined benefit pension plan); provided that such service shall not be recognized to the extent such recognition would result in a duplication of benefits. Parent shall, and shall cause its Affiliates to, use commercially reasonably efforts to waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any Parent Employee Plan that is a health benefit plan that such employees may be eligible to participate in after the Closing Date and in the plan year in which the Closing Date occurs, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any health benefit plan maintained for the Transferred Employees immediately prior to the Closing Date

(c)    Prior to the Closing, neither Parent nor Indigo (including their Affiliates) shall issue any communication (including any electronic communication) to any Business Employee without the prior written approval of Parent and Indigo. The parties shall mutually consider and agree to the contents, scope, form and timing of any such communications with the Business Employees on all employment-related matters in connection with this Agreement (the “Employment Matters”). At any time following the parties' agreement in accordance with the preceding sentence, Parent and Indigo will, upon reasonable invitation by the other party, participate in any communication sessions relating to Employment Matters organized by the parties (the “Employee Sessions”). Without limiting the foregoing, the parties agree that at all times (i) they shall consult with each other prior to either or both parties carrying out any Employee Sessions or otherwise effecting any communications to the Business Employees relating to Employment Matters and (ii) without Parent's prior written consent, Indigo shall not directly or indirectly, including through any Affiliate or Subsidiary (and irrespective of whether on behalf of itself, the Company or Parent): (A) hold any Employee Session or otherwise effect any communication or meeting to or with Business Employees relating to Employment Matters or (B) make any oral or written representations to Business Employees relating to any Employment Matters.

(d)    As soon as practicable following the Closing Date, Parent shall, or shall cause its Affiliates to, cause any Code Section 401(k) plan maintained by Parent or its Affiliates in which the Transferred Employees are eligible to participate following the Closing to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) from under the Intuit 401(k) Plan (the “401(k) Plan”), including the amount of any unpaid balance of any participant loan made under the 401(k) Plan.

(e)    Indigo shall take all steps necessary to cause the 401(k) Plan to distribute for rollover (or transfer as part of a direct rollover) any promissory note evidencing a loan of such Business Employee under such 401(k) Plan. Following the Closing, Parent shall make non-elective contributions to any Code Section 401(k) plan maintained by Parent or its Affiliates in which the Transferred Employees are eligible to participate following the Closing with respect to each Transferred Employee equal to the amount, if any, that such Transferred Employee forfeits under the 401(k) Plan as a result of the transactions contemplated by this Agreement. Indigo shall reimburse Parent for the amounts of such non-elective contributions that exceed $500,000, in the aggregate.

(f)    Except as set forth on Section 6.04(f) of the Disclosure Schedule, as of the Closing, Indigo shall assume and/or retain all liabilities or obligations at any time arising under or in connection with any benefit or compensation plan, program, agreement, Contract, policy or arrangement maintained, sponsored or contributed to by Indigo, the Company, or any of its Affiliates or with respect to which Indigo, the Company, or any of its Affiliates has any fixed or contingent liability or obligation. Without limiting the generality of the foregoing, Indigo shall retain all liabilities or obligations, including with respect to any “qualifying event” (as defined under COBRA), under COBRA or similar Applicable Law incurred by Indigo or the Company on or prior to the Closing Date or arising as a result of the transactions described herein, each with respect to the Business Employees or their dependents.

(g)    With respect to any Business Employee to which Parent does not offer employment in accordance with Section 6.04(a), Parent shall reimburse Indigo for any severance payments and benefits that exceed $2,250,000, in the aggregate, that are provided to such Business Employee by Indigo or any if its Affiliates consistent with the severance payments and benefits set forth on Section 6.04(g) of the Disclosure Schedule. With respect to any Transferred Employee whose employment is terminated by Parent or any of its Affiliates on or before the one-year anniversary of the Closing Date, Parent shall provide such employee with severance benefits equal to the greater of the applicable severance benefits (i) provided by Parent or any of its Affiliates, as applicable, to similarly situated employees as of the applicable termination date; and (ii) the severance benefits set forth on Section 6.04(g) of the Disclosure Schedule applicable to such Transferred Employee.

(h)    With respect to any accrued but unused vacation time as of the Closing Date to which any

Transferred Employee is entitled pursuant to Indigo's vacation time policy immediately prior to the Closing Date, (i) to the extent consented to by the Transferred Employee or otherwise permitted by Applicable Law, Parent shall, or shall cause its Affiliates to, assume the liability for such accrued but unused vacation time and allow such Transferred Employee to use such accrued but unused vacation time; or (ii) to the extent such assumption of liability is not consented to by a Transferred Employee, Parent shall reimburse Indigo for the payment to such Transferred Employee of such Transferred Employee's accrued but unused vacation time. For the purposes of this Section 6.04(h), “vacation time” shall include vacation time, paid/flexible time off and similar arrangements. In addition, Parent shall, or shall cause its Affiliates to, credit each Transferred Employee with the amount of sick leave to which the Transferred Employee is entitled pursuant to Indigo's sick leave policy immediately prior to the Closing Date, towards his or her sick leave for purposes of the sick leave policy maintained by Parent or one of its Affiliates, as applicable. Notwithstanding the foregoing, in no event shall Parent's assumption or reimbursement obligation with respect to all Transferred Employees under this Section 6.04(h) exceed the aggregate amount set forth on Section 6.04(h) of the Disclosure Schedule.

(i)    After the Closing, each Transferred Employee will continue to hold any shares of Indigo common stock (“Indigo Stock”) and/or vested options or other rights to acquire shares of Indigo Stock (“Indigo Equity Awards”) held by such Transferred Employee as of immediately prior to the Closing, on the terms and subject to the conditions under which such Indigo Stock and/or Indigo Equity Awards were held as of immediately prior to the Closing, including the applicable terms of Indigo's employee stock purchase plan. Options to purchase Indigo Stock held as of the Closing by Transferred Employees may be exercised to acquire Indigo Stock for only that period of time after the Closing Date as provided in accordance with their terms as in effect immediately prior to the Closing, and each Indigo Equity Award shall remain subject to the terms of the applicable Indigo plan under which it was granted and the terms of the original grant.

(j)    The parties acknowledge and agree that all provisions contained in this Section 6.04 with respect to Business Employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including any employees or former employees of the Business, any participant in any Employee Plan or any beneficiary thereof or any right to employment or continued employment with Indigo or Parent (or any of their respective Affiliates), nor require Parent or any of its Affiliates to establish, adopt, continue or amend any Parent Employee Plan or other benefit or compensation plan, program, agreement, contract, policy or arrangement on or after the Closing Date for Transferred Employees, nor limit the ability of Parent or any of its Affiliates (including, following the Closing, the Company) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, nor create any right to a particular term or condition of employment with Indigo, Parent or any of their respective Affiliates, nor prohibit or in any way limit the right of Parent, Indigo or any of their respective Affiliates to terminate the employment of any employee at any time and for any or no reason.

Section 6.05    Contribution of Assets and Liabilities. Prior to the Closing, Indigo shall cause to be contributed to the Company the Assets Contributed to the Company pursuant to Asset Transfer Agreement substantially in the form attached as Exhibit B (the “Asset Transfer Agreement”), other than the India Assets (as defined below).

Section 6.06    Financing.

(a)    Parent shall use its reasonable best efforts to arrange the Debt Financing as promptly as practicable following the date of this Agreement and to consummate the Debt Financing on the Closing Date, including, but not limited to, the following: (i) maintaining in effect the Commitment Letters; (ii)

participation by senior management of Parent in, and assistance with, the preparation of customary rating agency presentations and meetings with rating agencies relating to such arrangement of loans; (iii) causing the Debt Financing to be consummated upon satisfaction of the applicable Financing Conditions; (iv) satisfying on a timely basis all Financing Conditions required for the Closing Date (other than any condition where the failure to be so satisfied is a result of the Company's failure to furnish information described in Section 6.06(b)); (v) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto) or on such other terms acceptable to Parent and its financings sources; and (vi) in the event that the conditions set forth in Sections 8.01 and 8.02 and the Financing Conditions have been satisfied or, upon funding would be satisfied, using its reasonable best efforts to cause the financing providers to fund the full amount of the Financing. Parent shall give Indigo prompt notice of any actual breach, repudiation or threatened or anticipated breach or repudiation by any party to the Commitment Letters of which Parent or its Affiliates becomes aware relating to the obligation to fund the Financing. Without limiting Parent's other obligations under this Section 6.06, if a Financing Failure Event occurs, Parent shall (i) immediately notify Indigo of such Financing Failure Event and the reasons therefore known to Parent, (ii) obtain alternative financing from alternative financing sources, on terms no less favorable in the aggregate (including any “market flex” provisions related thereto) to Parent as are reasonably available for financings of the type contemplated by the Debt Commitment Letter in the debt markets at such time, in an amount sufficient to pay the Merger Consideration and consummate the transactions contemplated by this Agreement on the Closing Date, as promptly as practicable following the occurrence of such event, and (iii) obtain, and when obtained, provide Indigo with a true and complete copy of, a new financing commitment that provides for such alternative financing subject only to conditions precedent that are no less favorable (including any “market flex” provisions related thereto), on the aggregate, to the Parent than the Financing Conditions. Neither Parent nor any of its Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Commitment Letters or any Debt Financing Document except for (i) substitutions and replacements pursuant to the immediately preceding sentence and (ii) amendments, modifications, supplements, restatements, assignments, substitutions or replacements which (A) do not reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount) or (B) do not impose new or additional conditions or otherwise expand, amend or modify any other provision of the Debt Commitment Letter or Equity Commitment Letter, in a manner that would reasonably be expected to (x) materially delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Debt Commitment Letter or Equity Commitment Letter or the definitive agreements with respect thereto, in each of clauses “(x)” and “(y)”, in any material respect (provided that Parent and Merger Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents and the Equity Commitment Letter to add additional investors as permitted herein). Parent shall promptly deliver to Indigo or the Company copies of any such amendment, modification or replacement. Parent shall not consent to any assignment of rights or obligations under the Debt Commitment Letter without the prior written approval of Indigo, such approval not to be unreasonably withheld, conditioned or delayed. Parent shall keep Indigo informed in reasonable detail of the status of Parent's efforts to arrange the Financing. Upon the request of Indigo, Parent will confirm (y) with its financing sources their intent and ability to perform, and the availability of the Financing, under the Commitment Letters, subject only to satisfaction or waiver of the Financing Conditions, and (z) that it is not aware of any event or condition that could reasonably be expected to result in the failure of a Financing Condition. Neither Parent nor any of its Affiliates shall take any action with respect to the Financing that could reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything contained in this Section 6.06 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required (A) to amend or waive any of the terms or conditions hereof or (B) to consummate the Closing prior to the date specified in the proviso of Section 2.03.

(b)    The Company hereby consents to the use of its logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company and that the Company shall be permitted to review the use of such logos prior to usage in connection with the Financing. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' and accountants costs and expenses) incurred by the Company in connection with the cooperation of the Company contemplated by this Section 6.06(b) and shall hold harmless the Company and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, any action taken by them at the request of Parent pursuant to Section 6.06(b) and any information used in connection therewith (except with respect to any information provided in writing by the Company specifically for us in connection therewith), and the Guaranty shall guarantee the reimbursement and indemnification obligations of Parent pursuant to this paragraph of this Section 6.06.

(c)    During the period beginning on the date hereof and ending on the Closing Date, Indigo shall, and shall cause the Company to, use reasonable best efforts to cooperate with Parent and its Representatives to arrange Debt Financing for Parent in connection with the transactions contemplated hereby and for the post-Closing operations of Parent, at Parent's sole expense, including by (i) upon reasonable advance notice by Parent and during normal business hours, participating in due diligence meetings with prospective Financing Sources and their Representatives, (ii) assisting Parent with its preparation and negotiation of documentation related to the Business or otherwise required in connection with such Debt Financing (it being understood that Indigo shall have no obligation to enter into or cause to be entered into any Contract or provide or cause to be provided any legal opinion, officer certificate or commitment or make any representations or warranties, in each case, except in connection with the Closing), (iii) causing the senior management of the Company to provide reasonable access in connection with due diligence investigations, assistance with customary marketing activities, the preparation of rating agency presentations, lender presentations and other similar documents, meetings with rating agencies, one or more “road shows” and other meetings with potential lenders, as determined by the arrangers or other Person in any similar capacity acting on behalf of the Financing Sources in connection with the Debt Financing; (iv) assisting with the preparation of such financial statements, forecasts of balance sheets, income statements and cash flow statements, historical, financial and other information and confidential information memoranda and customary authorization letters related thereto regarding the Company and the Business as may be required by the Debt Commitment Letter (v) providing customary documentation and other information about the Company as is requested by the Debt Financing Sources and required under applicable “know your customer” and anti-money-laundering rules and regulations including the USA PATRIOT Act and (vi) taking all corporate actions, subject only to the occurrence of the Effective Time, reasonably requested by the Parent to permit the consummation of the Debt Financing.

Section 6.07    Non-Compete.

(a)    As a material inducement and consideration for Parent to enter into this Agreement, during the period beginning on the Closing Date and ending on the two (2) year anniversary thereof, Indigo shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, (i) engage, directly or indirectly, in any activities that compete with the Business, (ii) acquire more than 20% of the outstanding equity interests in any Business Competitor or (iii) solicit any customers of the Business as of the Closing Date with respect to the sale or provision to such customers of Business

Software or the provision of services related to the Business Software. Notwithstanding the foregoing, neither Indigo nor any of its Subsidiaries shall be precluded from: (x) engaging in the Retained Business, and reasonably expected or foreseeable extensions of those businesses and the products developed or sold, and the services developed or provided in connection therewith (including the offering of the Mint platform and other existing Indigo solutions and reasonably expected or foreseeable extension thereof to financial institutions for consumers and small businesses), provided, however, that Indigo and its Subsidiaries shall only offer the Mint platform or any platform with substantially the same function or purpose, either directly or indirectly through reseller relationships or otherwise, to financial institutions with total assets in excess of $50,000,000,000, (y) investing in, acquiring, merging with or consolidating with an entity, which, at the time of the parties' agreement to enter into such transaction, is not a Business Competitor or (z) acquiring and operating any Business Competitor so long as Indigo or such Subsidiary divests all or the required portion of the Competing Business conducted by such Business Competitor (a “Divestiture”) within one year of the consummation of such transaction such that an acquisition by Indigo or such Subsidiary of the retained portion of the Competing Business would be permissible under this Section 6.07. Indigo shall provide Parent with written notice of any planned Divestiture upon the commencement of the process to accomplish such Divestiture and provide Parent with a good faith opportunity to participate in any sales process related thereto on terms and conditions no less favorable in the aggregate than those offered to other potential bidders.

(b)    For purposes of this Section 6.07, (i) “Business Competitor” shall mean any Person that derived more than 25% of its consolidated gross revenues from a Competing Business during the four fiscal quarters prior to Indigo or any of its Subsidiaries' entering into an agreement providing for the investment in or acquisition of such Person, (ii) “Competing Business” shall mean the sale or provision to financial institutions of a platform that includes functionality embodying all or a material portion of the Products or the provision to financial institutions of services equivalent to those offered by Indigo and the Company as part of the Business, (iii) “Retained Business” shall mean any business as presently conducted by Indigo or any of its Subsidiaries as of the date of this Agreement other than the Business. For the avoidance of doubt, the Retained Business includes the provision to financial institutions, small businesses and consumers of personal financial management services (such as Quicken or Mint), small business accounting services (such as QuickBooks and Mint Home and Business), payroll services, merchant services such as invoicing and payments, and tax preparation services (such as TurboTax and Lacerte), in each case as such services are presently provided, and (iv) “Business Software” means the software products, designed for and marketed to financial institutions to manage any or all of the following: bank based payments, online banking, and mobile banking.

(c)    To the extent Parent believes that Indigo is in breach of this Section 6.07, Parent will use its commercially reasonable efforts to provide written notice to Indigo of the operations of Indigo that Parent believes constitute a violation of this Section 6.07 and a period of 30 days following receipt of such notice to resolve such alleged breach (the “Resolution Period”). Such notice shall specify in reasonable detail the basis for such alleged breach. The senior management of the parties, including each party's legal and business representatives, shall meet (including via telephone) and attempt in good faith to negotiate a resolution of such dispute during the Resolution Period, it being understood that Parent shall have no obligation to resolve such alleged breach or make any concessions to Indigo.

(d)    During the period beginning on the Closing Date and ending on the one (1) year anniversary thereof, (i) Indigo shall not, and shall cause its Affiliates not to, (A) solicit or induce (or attempt to solicit or induce) any Business Employee to terminate his or her employment with Parent or any of its Subsidiaries, or (B) hire any Business Employee, and (ii) Parent shall not, and shall cause each of its Subsidiaries not to, (A) solicit or induce (or attempt to solicit or induce) any employee of Indigo set forth on Section 6.07(d)(1) of the Disclosure Schedule (each, a “Retained Employee”) to terminate his or her employment with Indigo or any of its Subsidiaries, or (B) hire any Retained

Employee.  Notwithstanding the foregoing, (i)(A) general advertisements in newspapers and similar media of general circulation (including advertisements posted on the Internet), job fairs or other general solicitation and (B) use of recruiting firms that are not instructed to target the relevant employees described in either clause (i)(A) or (ii)(A) of the preceding sentence shall not be a violation of clause (i)(A) or (ii)(A), as applicable, and (ii) Indigo shall not be prohibited from hiring or otherwise employing any Business Employee to whom Parent does not make an offer of employment in accordance with Section 6.04(a), which persons are set forth on Section 6.07(d)(2) of the Disclosure Schedule.

Section 6.08    Deletion of Code. Promptly after the Closing, except to the extent necessary to provide any services under, or as retained in any hosted system under, the Transition Services Agreement, Indigo shall permanently delete any and all copies of the Object Code and Source Code of the Company Software residing in Indigo systems and of all related documentation, developer notes, or other confidential information of the Company relating thereto and shall make no further use thereof. With respect to such Object Code or Source Code (and any documentation, developer notes, or other confidential information of the Company relating thereto) that is necessary to provide any services under, or is retained in any hosted system under, the Transition Services Agreement, Indigo shall, upon termination or expiration of the term of the applicable service in connection with which the same is used or hosted, provide a complete copy of the same to the Company and permanently delete any and all copies thereof.

Section 6.09    India Matters. The parties hereby agree that separate consideration be paid by PetroTiger Services India Private Limited (“PetroTiger”) to Intuit India Product Development Centre Private Limited (“Intuit India”) pursuant to the India ATA (as defined below) for assets located in India (including the Business Employees and certain equipment) (the “India Assets”). In furtherance of the foregoing, the parties agree that they will reasonably cooperate with each other and, on or prior to the Closing Date, will cause, as applicable, PetroTiger and Intuit India to execute the Asset Transfer Agreement attached hereto as Exhibit F (the “India ATA”). For the avoidance of doubt, the India Assets are presently owned by Intuit India and will, following the Closing, be owned by PetroTiger, but for the purposes of this Agreement will constitute Assets Contributed to the Company. Intuit India shall execute and deliver such further instruments of conveyance, transfer and assignment and take such other action as may reasonably require to more effectively convey or otherwise transfer to PetroTiger the India Assets.

ARTICLE 7.
TAX MATTERS

Section 7.01    Indigo's Consolidated Tax Return. For all Tax periods ending on or before the Closing Date, Indigo shall cause the Company to join in any Group Tax Returns, and Indigo shall pay any Taxes with respect to such Tax Returns. Except as set forth in Section 7.01 of the Disclosure Schedule, all such Tax Returns shall be complete and correct in all material respects and shall be prepared and filed in a manner consistent with prior practice unless otherwise required by Applicable Law. Indigo shall submit a draft of each of the Group Tax Returns (but only to the extent related to the Company) to the Parent as soon as is practicable for review and comment and Indigo shall consider such comments from the Parent and resolve any disputes with the Parent in good faith. For the avoidance of doubt, Indigo shall pay all Taxes with respect to any Group Tax Returns for all Pre-Closing Tax Periods. Notwithstanding the foregoing, to the extent that any such Tax Returns would reflect Confidential Information about Indigo or any Affiliate of Indigo (other than the Company), Indigo shall have the option to provide redacted or pro forma tax returns to the Parent for review and comment.

Section 7.02    Other Tax Returns. Other than the Tax Returns described in Section 7.01, Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Pre-Closing Tax Periods of the Company the due date of which (taking into account extensions of time to file) is after the Closing Date but only if such Tax Return has not been filed on or prior to the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice unless otherwise required by Applicable Law. No later than 15 days before the due date for filing any such Tax Returns (or, if such Tax Return is not an income Tax Return, as soon as practicable prior to the due date), Parent shall deliver such Tax Returns to Indigo for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, Parent shall pay or cause the Company to pay all Taxes with respect to any Pre-Closing Tax Periods of the Company other than any Taxes with respect to Group Tax Returns.

Section 7.03    Cooperation on Tax Matters. Parent and Indigo shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which may be reasonably relevant to any such Tax Return or Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and Indigo shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and abide by all record retention agreements entered into with any Taxing authority. Notwithstanding anything to the contrary in this Agreement, Indigo shall not be required to transfer or make available to Parent any Tax Returns or related books and records and information with respect to Taxes of Indigo or any of Indigo's Affiliates (other than Tax Returns (or applicable portions thereof) and related books and records and information of the Company).

Section 7.04    Tax Refunds. Indigo shall be entitled to the amount of any refund or credit with respect to any Group Tax Returns.

Section 7.05    Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby will be borne equally by Parent and Indigo. Each of Parent and Indigo hereby agrees to file in a timely manner all necessary documents (including all Tax Returns) as required by Applicable Law and pay all such amounts for which such Person is so liable in accordance with the first sentence of this Section 7.05.

Section 7.06    Certain Conduct. Except as otherwise contemplated by this Agreement, Parent shall not permit or cause the Surviving Corporation to enter into any transaction outside the ordinary course of business on the Closing Date after the Effective Time. Except as required by Applicable Law, Parent shall not and shall not permit or cause the Surviving Corporation or any of their Affiliates (i) to amend, re-file or otherwise modify any previously filed Tax Return of the Company or (ii) make or change any Tax election (including any election under Section 338 of the Code or any similar election) with respect to the Company or the transactions contemplated herein for any Pre-Closing Tax Period without Indigo's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Section 7.07    Tax Sharing Agreements. Any Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, between Indigo or any of its Subsidiaries other than the Company, on the one hand, and the Company, on the other hand, shall be terminated before or as of the Closing Date and, after the Closing Date, the Parent, the Company and their Affiliates shall not be bound thereby or have any liability thereunder.

Section 7.08    Waiver of Loss Carrybacks. To the extent permitted by Applicable Law, Parent shall, and shall cause its Affiliates to, relinquish pursuant to Treasury Regulation section 1.1502-

21(b)(3)(ii)(B) (or any similar provision of state, local, or foreign Law), with respect to all net operating losses attributable to the Surviving Corporation, the portion of the carryback period for which the Surviving Corporation was a member of a consolidated group of which Indigo or any of its Affiliates is or was the common parent.

ARTICLE 8.
CONDITIONS TO THE MERGER

Section 8.01    Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions:

(a)    Indigo Approval. The Indigo Approval shall have been obtained in accordance with the DGCL.

(b)    Governmental Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated, and all notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any Applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained.

(c)    No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Merger on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Merger that makes consummation of the Merger illegal.

Section 8.02    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties (other than the Fundamental Representations) made by Indigo in this Agreement (without giving effect to any references to Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) and (B) as has not had or would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect and (ii) the Fundamental Representations made by Indigo in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of such date.

(b)    Covenants. Each of the covenants and obligations that Indigo or the Company are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d)    Executed Agreements and Certificates. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)the Asset and Liability Transfer Agreements, duly executed by Indigo and the Company;

(ii)the Transition Services Agreement, substantially in the form of Exhibit C, duly executed by Indigo (the “Transition Services Agreement”);

(iii)the License Agreement, substantially in the form of Exhibit D, duly executed by Indigo (the “License Agreement”);

(iv)the written consent evidencing the Indigo Approval, duly executed by Indigo on the date of this Agreement and promptly (but in any event within one (1) day of the date of this Agreement) delivered to Parent;

(v)stock certificates representing all of the outstanding shares of Company Common Stock, duly endorsed or accompanied by a duly executed stock power in favor of Parent;

(vi)a certificate executed on behalf of Indigo by a duly authorized officer and containing representations and warranties of Indigo to the effect that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(c) and 8.02(f) have been duly satisfied; and

(vii)a certificate executed on behalf of the Company by a duly authorized officer and containing representations and warranties of Indigo to the effect that the conditions set forth in Sections 8.02(b), 8.02(c) and 8.02(f) have been duly satisfied.

(e)    FIRPTA Certificate. Prior to the Closing, Indigo shall have delivered to Parent a certificate pursuant to Treasury Regulations section 1.1445-2(b) in the form of Exhibit E, duly executed and acknowledged by Indigo.

(f)    Litigation. There shall not have been commenced by any Governmental Authority and still be pending any Proceeding that seeks to prevent (i) the consummation of the Merger on the terms, or (ii) the transfer to Parent and the Surviving Corporation all of their respective rights and benefits, contemplated herein.

Section 8.03    Conditions to the Obligations of Indigo and the Company. The obligations of Indigo and the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)    Representations and Warranties. Each of the representations and warranties made by the Parent and Merger Sub in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time).

(b)    Covenants. Each of the covenants and obligations that Parent or Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)    Executed Agreements and Certificates. Indigo shall have received each of:

(i)    the Transition Services Agreement, duly executed by Parent;

(ii)    the License Agreement, duly executed by Parent;

(iii)    a certificate executed on behalf of Parent by a duly authorized officer and containing the representation and warranty of Parent that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied, which shall be in full force and effect; and

(iv)    a cross receipt, duly executed on behalf of Parent, evidencing payment of the Merger Consideration in exchange for receipt of the stock certificates referenced in Section 8.02(d)(vi).

ARTICLE 9.
TERMINATION

Section 9.01    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Indigo):

(a)    by mutual written agreement of Indigo and Parent;

(b)    by either Indigo or Parent, if the Merger has not been consummated on or before October 28, 2013 (the “End Date”); provided, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose material breach of any provision of this Agreement or failure to perform any actions required by this Agreement is primarily responsible for the failure of the Merger to be consummated by such time;

(c)    by either Parent or Indigo, if a Governmental Authority shall have issued any Order or taken any other action, in each case, which restrains, enjoins or otherwise prohibits the Merger (unless such Order or other action has been reversed or withdrawn) or if any Applicable Law makes the consummation of the Merger and the other transactions contemplated by this Agreement on the Closing Date illegal;

(d)    by Parent, if (i) any representation or warranty of Indigo contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.02(a) would not be satisfied or (ii) the covenants or obligations of Indigo or the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Indigo or the Company during the 30-day period after Parent notifies Indigo in writing of the existence of such inaccuracy or breach (the “Indigo Cure Period”), then Parent may not terminate this Agreement under this Section 9.01(d) as a result of such inaccuracy or breach prior to the expiration of the Indigo Cure Period unless Indigo or the Company, as applicable, is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; provided, further, that Parent shall not have the right to terminate this Agreement under this Section 9.01(d) if it is in material breach of any provision of this Agreement; or

(e)    by Indigo, if (i) any representation or warranty of Parent or Merger Sub contained in this Agreement (other than Section 4.05) shall be inaccurate such that the condition set forth in Section 8.03(a) would not be satisfied or (ii) the covenants or obligations of Parent or Merger Sub contained in this Agreement (other than Section 6.06) shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Parent or Merger Sub during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.01(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Parent or Merger Sub, as applicable, is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach; provided, further, that Indigo shall not have the right to terminate this Agreement under this Section 9.01(e) if it is in material breach of any provision of this Agreement.

(f)    by Indigo, at any time after July 31, 2013 if, (i) all conditions in Section 8.01 and Section 8.02 have been satisfied, and remain so satisfied, and Indigo irrevocably confirms by written notice to Parent after the date required for Closing under Section 2.03 that Indigo is willing and able to consummate the transactions contemplated hereby and has irrevocably confirmed in such written notice that all conditions in Section 8.03 have been satisfied or that Indigo is willing to waive any and all such conditions that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and (ii) Parent shall not have agreed to effect the Closing within ten (10) Business Days after the date of delivery of such notice.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth the subsection under this Section 9.01 that such party is terminating this Agreement.
Section 9.02    Effect of Termination.

(a)    If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any Representative, stockholder or Affiliate of such party) to the other party hereto; provided that: (i) neither Indigo nor the Company shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement, (ii) solely to the extent provided in Section 9.02(b), in the event of a termination described in Section 9.02(b), the Guaranty shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (iii) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.02, this Section 9.02 and Article 10, which shall survive any termination of this Agreement.

(b)    In the event that (i) (A) Indigo terminates this Agreement pursuant to Section 9.01(e), (B)  at such time, all conditions in Section 8.01 and Section 8.02 have been satisfied, and remain so satisfied, and Indigo irrevocably confirmed by written notice to Parent after the date specified proviso to Section 2.03 that it is willing and able to consummate the transactions contemplated hereby and has irrevocably confirmed in such written notice that all conditions in Section 8.03 have been satisfied or that Indigo is willing to waive any and all such conditions that have not been satisfied and (C) Parent shall not have agreed to effect the Closing within ten (10) Business Days after the date of delivery of such notice, or (ii) Indigo terminates this Agreement pursuant to Section 9.01(f), then Parent shall pay to Indigo a termination fee of 71,750,000.000 in cash (the “Termination Fee”). The Termination Fee, if applicable, shall be paid by Parent to Indigo by wire transfer of immediately available funds within five (5) Business Days after the termination of this Agreement. Payment of the Termination Fee shall be the sole and exclusive remedy of Indigo and its Affiliates against Parent and any of its Affiliates, Sponsor, directors, officers, employees, advisors, agents and other Representatives, successors and assigns (each, a “Parent Related Party”) and the Debt Financing Sources following a termination of this Agreement, it being understood that in no event shall Parent be required to pay fees or damages payable pursuant to this Section 9.02(b) on more than one occasion. The Termination Fee shall be considered liquidated damages (and not a penalty) for any and all losses or damages suffered or incurred by Indigo or any other Person in connection with this Agreement, the Commitment Letters and the Debt Financing Documents, the transactions contemplated hereby or thereby (and the abandonment or termination thereof) or any other matter forming the basis for such termination, and no Person shall have any rights or Claims against any of Parent or any Parent Related Party or any Debt Financing Source relating to this Agreement, the

Commitment Letters or the Debt Financing Documents (and the termination hereof and thereof) or any of the transactions contemplated hereby or thereby (and the abandonment or termination thereof), or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and neither Parent nor any Parent Related Party nor any Debt Financing Source shall have any further liability or obligation relating to or arising out of this Agreement, the Commitment Letters or the Debt Financing Documents (and the termination hereof and thereof) or any of the transactions contemplated hereby or thereby (and the abandonment or termination thereof) or in respect of any oral representations made or alleged to be made in connection herewith or therewith. The parties acknowledge that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE 10.
MISCELLANEOUS

Section 10.01    Non-Survival of Representations and Warranties. None of the representations and warranties of the parties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02    Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) in the case of notices delivered by Parent or Indigo in connection with Section 5.01, on the date delivered if sent by email (with confirmation of delivery), in each case, addressed as follows:
if to Parent or Merger Sub, to:
Fandango Holdings Corporation
c/o Thoma Bravo LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Attention: Holden Spaht
A.J. Rohde
Facsimile: (415) 392-6480
Email: hspaht@thomabravo.com
arohde@thomabravo.com

with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Gerald T. Nowak, P.C.
Theodore A. Peto
Facsimile: (312) 862-2200
Email: gnowak@kirkland.com
tpeto@kirkland.com

if to Indigo or the Company, to:
Intuit Inc.
2632 Marine Way
Mountain View, California 94043
Attention: General Counsel
Facsimile No.: (650) 944-6622
Email: legal@intuit.com

with a copy to (which shall not constitute notice):
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94062
Attention: Luke J. Bergstrom
Daniel J. Cunha
Facsimile No.: (650) 463-2600
Email: luke.bergstrom@lw.com
daniel.cunha@lw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.
Section 10.03    Remedies; Specific Performance.

(a)    Acknowledgement Regarding Available Remedies. After the Effective Time, the rights and remedies of the parties hereto shall be cumulative (and not alternative). Solely to the extent that the right of specific performance is explicitly applicable under the terms of this Sections 10.03(b) and 10.03(c), each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, solely to the extent that the right of specific performance is explicitly applicable under the terms of this Sections 10.03(b) and 10.03(c), each of the parties to this Agreement hereby agrees that (a) the parties to this Agreement shall be entitled to obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by each other party hereto under this Agreement, (b) the provisions set forth in Section 9.02(b)(i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) shall not be construed to diminish or otherwise impair in any respect any party's rights to specific enforcement and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Indigo nor Parent would have entered into this Agreement. To the extent that the right of specific performance is explicitly applicable under the terms of this Section 10.03, each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond or other type of security in connection with obtaining such relief.

(b)    Remedies of Parent.

(i)    Specific Performance. Prior to the valid termination of this Agreement pursuant to Section 9.01, Parent shall be entitled to seek and obtain an injunction, specific performance and other equitable relief in the event of a breach of threatened breach of any of the provisions of this

Agreement by Indigo or the Company in the courts described in Section 10.08 and to enforce specifically the terms and provisions hereof, including Indigo's and the Company's obligation to consummate the transactions contemplated by this Agreement.

(ii)    Termination. Prior to the Effective Time, Parent shall be entitled to terminate this Agreement in accordance with Section 9.01.

(iii)    Monetary Remedies. Other than in the case of fraud, in no event shall Parent have the right to seek or obtain monetary damages from Indigo or any Indigo Related Party under this Agreement (whether at law or in equity, in contract, tort or otherwise) other than as provided in Section 9.02 and Section 10.01.

(c)    Remedies of Indigo.

(i)    Specific Performance (Non-Closing Covenants). Prior to the valid termination of this Agreement pursuant to Section 9.01 and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement (which are governed by the provisions of Section 10.03(b)(ii)), Indigo shall be entitled to seek an injunction, specific performance and other equitable relief in the event of a breach of threatened breach of any of the provisions of this Agreement by Parent or Merger Sub in the courts described in Section 10.08 and to enforce specifically the terms and provisions hereof.

(ii)    Specific Performance (Closing). Prior to a valid termination of this Agreement pursuant to Section 9.01, Indigo shall be entitled to seek and obtain an injunction, specific performance and other equitable remedies to enforce Parent's obligations to cause the Equity Financing to be funded and to consummate the transactions contemplated by this Agreement only in the event that each of the following conditions has been satisfied: (i) Parent and Merger Sub are required to complete the Closing pursuant to Section 2.03 and have failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.03; (ii) the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived by the applicable party (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the Equity Financing to be funded, (iii) the Debt Financing (including any financing pursuant to alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 6.06) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing; and (iv) Indigo has irrevocably confirmed in writing to Parent that if specific performance is granted and the Equity Financing and Debt Financing are funded, and Parent and Merger Sub otherwise comply with their obligations hereunder, then the Closing will occur. For the avoidance of doubt, the foregoing provisions of this Section 10.03(b)(ii) shall not in any way affect the right of Indigo to seek an injunction or specific performance or other equitable remedies, in each case described in Section 10.03(b)(i), for obligations other than with respect to the Equity Financing. While Indigo may pursue both a grant of specific performance to the extent permitted by this Section 10.03 and the payment of the Termination Fee to the extent permitted by Section 9.02(b), under no circumstances shall Indigo be permitted or entitled to receive both a grant of specific performance to require Parent to consummate the Closing and payment of the Termination Fee. For the avoidance of doubt, in no event shall Indigo or the Company be entitled to enforce or seek to enforce specifically Parent's right to cause the Equity Financing to be funded or to consummate the transactions contemplated by this Agreement if the

Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company or Indigo be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 10.03(b).

(iii)    Termination Fee. Prior to the Effective Time, Indigo shall be entitled to payment of the Termination Fee if and when payable pursuant to Section 9.02(b).

(iv)    Termination. Prior to the Effective Time, Indigo shall be entitled to terminate this Agreement in accordance with Section 9.01.

(v)    Monetary Remedies. In no event shall Indigo have the right to seek or obtain monetary damages from Parent or any Parent Related Party under this Agreement (whether at law or in equity, in contract, tort or otherwise) other than as provided in Section 10.01. In addition to the rights of Parent and Merger Sub hereunder, Parent and Merger Sub shall be entitled, at Parent and Merger Sub's sole election, to settle any claims arising from or relating to this Agreement by agreeing to consummate the Merger in accordance with the terms of this Agreement.

(d)    Sole Remedy. The parties acknowledge and agree that the remedies provided for in this Section 10.03 shall be the parties' sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party, the Parent Related Parties or the Indigo Related Parties, as the case may be, arising under or based upon any Law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

(e)    Debt Financing Sources. Notwithstanding anything in this Agreement or the Debt Commitment Letter to the contrary, in no event shall the Debt Financing Sources have any liability or obligation to Indigo, the Company or any of their Subsidiaries or any of their respective equityholders, officers, directors, employees, agents, controlling persons or assignees or Affiliates of any of the foregoing relating to or arising out of this Agreement or the Debt Commitment Letter, the Debt Financing Documents, or the transactions contemplated hereby or thereby, including the Debt Financing; provided that, notwithstanding the foregoing, nothing in this Section 10.3(e) shall in any way limit or modify the rights and obligations of Parent, Merger Sub or the Commitment Party under the Debt Commitment Letter or Parent's or Merger Sub's obligations under this Agreement. In addition to the rights of Parent and Merger Sub hereunder, Parent and Merger Sub shall be entitled, at Parent and Merger Sub's sole election, to settle any claims arising from or relating to this Agreement by agreeing to consummate the Merger in accordance with the terms of this Agreement

Section 10.04    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Notwithstanding anything in this Agreement to the contrary, Sections 9.02(b), 10.03(e), 10.04, 10.06, 10.08 and 10.09 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 9.02(b), 10.03(e), 10.04, 10.06, 10.08 and 10.09) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Debt Financing Sources without the prior written consent of the Commitment Party.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.05    Expenses; Indebtedness. Except as otherwise provided herein, (a) all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Merger and the transactions contemplated thereby, shall be paid by the party incurring such cost or expense; provided, that the costs and expenses incurred by the Company in connection with this Agreement prior to the Closing (including Transaction Expenses) shall be borne by Indigo, and (b) all Indebtedness of the Company shall be paid by Indigo at or prior to Closing.

Section 10.06    Binding Effect; Benefit; Assignment.

(a)    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than (i) the parties hereto and their respective successors and assigns and (ii) the Debt Financing Sources, who shall be express third party beneficiaries of Sections 9.02(b), 10.03(e), 10.04, 10.06, 10.08 and 10.09.

(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time, (ii) after the Effective Time, to any Person and/or (iii) pledge its rights hereunder as security to its Debt Financing Source; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

Section 10.07    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 10.08    Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.02 shall be deemed effective service of process on such party. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, suit, claim or proceeding, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the, transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing Documents or other commitment letter related to an alternative debt financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, the United States District Court for the Southern District of New York (and appellate courts thereof) and that the provisions of this Section 10.09 relating to the waiver of jury trial shall apply to any such action.

Section 10.09    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LITIGATION OR LEGAL PROCEEDING AGAINST ANY DEBT FINANCING SOURCE OR OTHER AVAILABLE FINANCING SOURCE ARISING OUT OF THIS AGREEMENT, THE DEBT COMMITMENT LETTER OR COMMITMENT LETTER RELATED TO ANY OTHER ALTERNATIVE DEBT FINANCING.

Section 10.10    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.11    Entire Agreement. This Agreement, the Confidentiality Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by this Agreement, including each of the Exhibits and the Disclosure Schedule, and the Transaction Documents, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.12    Further Assurances. From time to time until the first anniversary of the Closing, if either Parent or Indigo determines, acting reasonably and in good faith, that Indigo failed prior to the Closing to convey or otherwise transfer to the Company any property or asset owned, leased, used or licensed by Indigo as of immediately prior to the Closing, the actual conveyance or transfer of which from Indigo to the Company was required prior to the Closing in order to make the representation or warranty set forth in Section 3.13(b) to be accurate in all material respects as of the Closing, then Indigo shall execute and deliver such further instruments of conveyance, transfer and assignment and take such other action as Parent may reasonably require to more effectively convey or otherwise transfer to Parent such property or asset to the Surviving Corporation, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) execute and deliver such further instruments and take such other action as Indigo may reasonably require to more effectively assume any liabilities arising under any such asset that constitutes a Business Contract.

Section 10.13    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.14    Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed on the day and year first written above.

FANDANGO HOLDINGS CORPORATION
By:	/s/ P. HOLDEN SPAHT
	Name:	Holden Spaht
	Title:	President and Secretary

FANDANGO MERGER CORP.
By:	/s/ P. HOLDEN SPAHT
	Name:	Holden Spaht
	Title:	President and Secretary

INTUIT INC.
By:	/s/ R. NEIL WILLIAMS
	Name:	R. Neil Williams
	Title:	Senior Vice President and Chief Financial Officer

DIGITAL INSIGHT CORPORATION
By:	/s/ CECILIA MORKEN
	Name:	CeCelia Morken
	Title:	President

[Amended and Restated Agreement and Plan of Merger]

Schedule 1.01(a)
Certain Assets Contributed to the Company

1.	Types of assets to be contributed from Indigo to Company if necessary to ensure the Company has full legal ownership of such assets at Closing[1]:

•	all Business Contracts and in-bound IP licenses exclusively used in the Business

•	all tangible personal property primarily used/held for use in the Business

•	all Company Technology and Company IP Rights

•	any and all Permits primarily used/held for use in the Business (to the extent such Permits are reasonably transferrable)

•	any claims/causes of action relating to any event or breach by a third party prior to the Closing Date

•	Other scheduled assets

1Although Indigo and the Company believe that all beneficial rights to the assets of the Business reside with the Company, legal title to certain assets of the Business may reside with Indigo or one of its Affiliates. Accordingly, Indigo and Company agree to the transfer of such legal title from Indigo to the Company in the Asset Transfer Agreement in order to ensure that all legal and beneficial rights to the assets of the Business reside in the Company at Closing.

Schedule 1.01(b)
Certain Liabilities Contributed to the Company

2.	Types of liabilities to be contributed from Indigo to Company:

•	Liabilities or obligations under Business Contracts listed in Schedule 1.01(a) above.

•	Liabilities indentified in Section 3.14(d)(ii) of the Company Disclosure Schedule are incorporated herein.

Schedule 1.01(c)*
Business Employees

* Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of this schedule or appendix to the Commission upon request.

Schedule 1.01(d)
Excluded Products

1)	TTOB

2)	TTO

3)	Connectivity/OFX

4)	Mint Home and Business

5)	Mint PFM

6)	Customer Central

7)	Intuit Paper Trail

8)	Easy Bill

Schedule 1.01(e)
Products

1)	Internet Banking (primary platform enabling online banking)

2)	Bill Pay

3)	Person to Person Payments

4)	ACH and Wire Payments

5)	Mobile (mobile banking platform for online banking solution, Web, SMS and Apps on mobile phones and tablets)

6)	Purchase Rewards (MFR partnership with Cardlytics)

7)	FinanceWorks (PFM application which leverages customer central for aggregation and categorization)

8)	Internet Banking Add-On Products

a.	MFA End-User Authentication

b.	Check Imaging/Online Statements

c.	Check Re-Ordering

d.	Co-Browse

e.	Telecommunications

f.	Credit Cards

g.	Funds Transfer - Bank to Bank

h.	Growth and Retention Services

i.	Promotion Manager Campaign Management

j.	New Account Opening

k.	Secure Forms

l.	Alerts

m.	Online Fraud

n.	Anti-Phishing

o.	Remote Deposits

p.	Web Hosting/Webcenter

q.	Management Counsel - Admin Platform

r.	Host Connectivity (DPV Interface)

s.	Implementation & Professional Service

t.	Training Services

u.	Pre Production Sites